UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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FORWARD AIR CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Fellow Shareholder,

2012 presented many challenges for the Forward Air team, led by what we would term “an unsure economy.” Regardless, we were still able to deliver improved year-over-year results.

Here are some of the financial highlights for the year ended December 31, 2012:

•	Operating revenue increased 8.9% in 2012 over the prior year, increasing to a record $584.4 million versus $536.4 million in 2011.

•	Income from operations increased 8.3% in 2012 over the prior year, improving to $83.5 million for 2012 from $77.5 million in 2011.

•	Net income per diluted share for the year increased 11.3% over the prior year, improving to $1.78 for 2012 compared with $1.60 in 2011.

•	An operating ratio of 85.7 for 2012, roughly flat with 2011.

•

We continued to generate cash, ending the year with cash on hand of $112 million. Additionally, in February of 2012, we entered into a new $150 million line of credit (with Bank of America as the primary lender). At the end of 2012, the line was fully available.

All of these highlights were made possible by the hard work, dedication, discipline and commitment to excellence of all our team members, employees and independent owner-operators alike. We are most grateful for all of their efforts.

In my letter to you last year, I noted that we had considered many strategic opportunities during 2011 but were unable to find one that met all of our criteria—no core customer channel conflicts, low asset intensity and superior margins and returns. We continued our search throughout 2012 and finally our efforts bore fruit earlier this month when we acquired Total Quality, Inc. (“TQI”).

TQI provides high quality, high-level security, refrigerated truckload carrier service primarily to the pharmaceutical industry. TQI has found a niche where it provides extremely high service levels to a customer base that recognizes and demands this value driven proposition. This high level of service is a key differentiator for TQI, as well as, a high barrier to entry for other would-be competitors. We are very excited to add TQI to our portfolio of offerings and look forward to taking full advantage of the many opportunities created by this acquisition.

Entering 2013, we remain focused on making strategic decisions that will enhance shareholder value. The acquisition of TQI rewarded our acquisition discipline and validated our belief that we can acquire, for a fair multiple, quality companies meeting our stringent acquisition criteria. Our team remains committed to identifying additional opportunities of this nature, as well as, targeting opportunities within our core service offering through both acquisition and organic development.

Thank you for investing in Forward Air and for your continued confidence in our team.

Sincerely yours,

Bruce A. Campbell
Chairman, President and Chief Executive Officer

March 25, 2013

Dear Fellow Shareholder:

On behalf of the Board of Directors and management of Forward Air Corporation, you are cordially invited to attend the Annual Meeting of Shareholders on Monday, May 6, 2013, beginning at 8:00 a.m., EDT in Salon C at the Atlanta Airport Marriott Gateway, 2020 Convention Center Concourse, Atlanta, GA 30337.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the meeting in person, please vote and submit your proxy over the Internet, by telephone or by completing, signing, dating and returning the enclosed proxy in the envelope provided as promptly as possible. If you attend the meeting and desire to vote in person, you may do so even though you have previously submitted a proxy.

I hope you will be able to join us, and we look forward to seeing you at the meeting.

Sincerely yours,

Bruce A. Campbell
Chairman, President and Chief Executive Officer

FORWARD AIR CORPORATION

430 Airport Road

Greeneville, Tennessee 37745

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 6, 2013

To the Shareholders of Forward Air Corporation:

The Annual Meeting of Shareholders of Forward Air Corporation (the “Company”) will be held on Monday, May 6, 2013, beginning at 8:00 a.m., EDT, in Salon C at the Atlanta Airport Marriott Gateway, 2020 Convention Center Concourse, Atlanta, GA 30337.

Attendance at the Annual Meeting will be limited to shareholders, those holding proxies from shareholders and representatives of the Company, press and financial community. To gain admission to the Annual Meeting, you will need to show that you are a shareholder of the Company. If your shares are registered in your name and you plan to attend the Annual Meeting, please retain and bring the top portion of the enclosed proxy card as your admission ticket. If your shares are in the name of your broker or bank, or you received your proxy materials electronically, you will need to bring evidence of your stock ownership, such as your most recent brokerage account statement.

The purposes of this meeting are:

1.	To elect eight members of the Board of Directors with terms expiring at the next Annual Meeting of Shareholders in 2014, or until their respective successors are elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company;

3.	To approve, on an advisory basis, the compensation of the named executive officers (the “say on pay vote”); and

4.	To transact such other business as may properly come before the meeting and at any adjournment or postponement thereof.

We will make available a list of shareholders of record as of March 13, 2013, the record date for the Annual Meeting, for inspection by shareholders during normal business hours from March 27, 2013 until May 3, 2013 at the Company’s principal place of business, 430 Airport Road, Greeneville, Tennessee 37745. The list also will be available to shareholders at the meeting.

Only holders of the Company’s common stock, par value $0.01 per share, of record at the close of business on March 13, 2013 are entitled to notice of and to vote at the Annual Meeting. Shareholders are cordially invited to attend the meeting in person. Our Board of Directors recommends a vote FOR proposals 1, 2, and 3.

It is important that your shares be represented at the Annual Meeting. Whether or not you expect to attend the meeting, please vote and submit your proxy over the Internet, by telephone or by mail. Please refer to the proxy card for specific voting instructions. If you attend the meeting and desire to vote in person, you may do so even though you have previously submitted a proxy. You may revoke your proxy at any time before it is voted.

By Order of the Board of Directors,

Greeneville, Tennessee
March 25, 2013	Matthew J. Jewell
Executive Vice President,
Chief Legal Officer and Secretary

FORWARD AIR CORPORATION

430 Airport Road

Greeneville, Tennessee 37745

(423) 636-7000

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

This Proxy Statement is furnished to the shareholders of Forward Air Corporation (the “Company”) in connection with the solicitation of proxies by the Board of Directors (the “Board”) for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Monday, May 6, 2013, beginning at 8:00 a.m., EDT, in Salon C at the Atlanta Airport Marriott Gateway, 2020 Convention Center Concourse, Atlanta, GA 30337, and any adjournment or postponement thereof, for the purposes set forth in the foregoing Notice of Annual Meeting of Shareholders. This proxy material is first being sent to shareholders on or about March 25, 2013.

You can ensure that your shares are voted at the Annual Meeting by submitting your instructions over the Internet, by telephone or by completing, signing, dating and returning the enclosed proxy in the envelope provided. You may revoke your proxy at any time before it is exercised by voting in person at the Annual Meeting or by delivering written notice of your revocation to, or a subsequent proxy to, the Secretary of the Company at its principal executive offices. Each proxy will be voted FOR Proposals 1, 2, and 3 if no contrary instruction is indicated in the proxy, and in the discretion of the persons named in the proxy on any other matter that may properly come before the shareholders at the Annual Meeting.

Shareholders are entitled to one vote for each share of common stock held of record at the close of business on March 13, 2013 (the “Record Date”). There were 30,018,159 shares of our common stock, par value $0.01 per share, issued and outstanding on the Record Date. The presence, in person or by proxy, of a majority of those shares will constitute a quorum at the Annual Meeting.

The affirmative vote of a plurality of the votes cast by the shareholders entitled to vote at the Annual Meeting is required for the election of directors. A properly executed proxy marked “Withhold Authority” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted in determining whether there is a quorum. Therefore, so long as a quorum is present, withholding authority will have no effect on the election of directors.

In the event that any nominee for director in an uncontested election receives a greater number of votes “withheld” from his or her election than votes “for” such election, such director shall tender his or her resignation for consideration by the Corporate Governance and Nominating Committee. The Committee shall recommend to the Board the action to be taken with respect to the resignation. The Board will publicly disclose its decision within 90 days of the certification of the election results.

Any other matter that properly comes before the Annual Meeting will be approved if the number of shares of common stock voted in favor of the proposal exceeds the number of shares of common stock voted against it. A properly executed proxy marked “Abstain” with respect to such proposal will not be voted on that proposal, although it will be counted in determining whether there is a quorum. Therefore, as long as a quorum is present, abstaining from any proposal that properly comes before the Annual Meeting will have no effect on whether the proposal is approved.

Under applicable stock market rules, your brokerage firm has the authority to vote shares for the accounts of its clients for or against “routine” matters at its discretion. Brokers who hold shares for the accounts of their clients may not vote shares in the election of the Board of Directors or the advisory vote on the compensation paid to our named executive officers, which are considered non-routine matters, unless specifically instructed to do so by their clients. This means that your shares may go unvoted and not affect the outcome if you do not specify a vote. Proxies that are returned to us where brokers have received instructions to vote on one or more proposal(s) but have not received instructions to vote on other proposal(s) are referred to as “broker non-votes” with respect to the proposal(s) not voted upon. Broker non-votes are included in determining the presence of a quorum.

The Company will bear the cost of soliciting proxies for the Annual Meeting. Our officers and employees may also solicit proxies by mail, telephone, e-mail or facsimile transmission. They will not be paid additional remuneration for their efforts. Upon request, we will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of shares of our common stock.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2013 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 6, 2013.

The Company’s Proxy Statement for the 2013 Annual Meeting of Shareholders and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 are available at www.forwardair.com.

PROPOSAL 1 – ELECTION OF DIRECTORS

At the date of this Proxy Statement, our Board is comprised of nine directors, eight of whom are non-employee directors. Ronald W. Allen has notified the Company that he is not standing for re-election. He will leave the board immediately prior to the 2013 Annual Meeting of Shareholders. The Board has decided not to fill this vacancy at this time and keep its size at eight directors. Accordingly, there are eight nominees for election at the Annual Meeting of Shareholders, each to hold office until the next Annual Meeting of Shareholders in 2014 or until a successor has been duly elected and qualified. The Board of Directors recommends a vote FOR the election of the eight nominees named below. Duly executed proxies will be so voted unless record holders specify a contrary choice on their proxies. If for any reason a nominee is unable to serve as a director, it is intended that the proxies solicited hereby will be voted for such substitute nominee as the Board may propose, or the Board may reduce the number of directors. The Board has no reason to expect that the nominees will be unable to serve and, therefore, at this time it does not have any substitute nominees under consideration. Proxies cannot be voted for a greater number of persons than the number named.

Shareholder Vote Requirement

The nominees for election shall be elected by a plurality of the votes cast by the shares of common stock entitled to vote at the Annual Meeting, subject to the majority voting provisions set forth in our Corporate Governance Guidelines. Each share shall have one vote for each directorship to be filled on the Board of Directors. In the event any director nominee, in an uncontested election, receives a greater number of votes “withheld” from his or her election than votes “for” such election, he or she shall tender his or her resignation for the consideration by the Corporate Governance and Nominating Committee. The Committee shall recommend to the Board the action to be taken with respect to the resignation. The Board will publicly disclose its decision within 90 days of the certification of the election results.

Director Nominees

The following persons are the nominees for election to serve as directors. There are no family relationships between any of the director nominees. Each director nominee is standing for re-election by the shareholders. Certain information relating to the nominees, furnished by the nominees, is set forth below. The ages set forth below are accurate as of the date of this Proxy Statement.

The Board has determined that all of its current directors are qualified to serve as directors of the Company. In addition to the specified business experience listed below, each of the directors has the tangible and intangible skills and attributes which the Board believes are required to be an effective director of the Company, including experience at senior levels in areas of expertise helpful to the Company, a willingness and commitment to assume the responsibilities required of a director of the Company and the character and integrity the Board expects of its directors.

BRUCE A. CAMPBELL	Director since 1993
Greeneville, Tennessee	Age 61

Mr. Campbell has served as a director since April 1993, as President since August 1998, as Chief Executive Officer since October 2003 and as Chairman since May 2007. Mr. Campbell was Chief Operating Officer from April 1990 until October 2003 and Executive Vice President from April 1990 until August 1998. Prior to joining the Company, Mr. Campbell served as Vice President of Ryder-Temperature Controlled Carriage in Nashville, Tennessee from September 1985 until December 1989. Mr. Campbell has held a leadership role with the Company for over 20 years, has served as its Chief Executive Officer for over 9 years and its Chairman for approximately 6 years. Prior to joining the Company, Mr. Campbell served in a leadership role with another transportation concern. The Board believes that Mr. Campbell possesses a wealth of industry knowledge, experience and expertise and has been a strong, proven leader of the Company.

C. ROBERT CAMPBELL	Director since 2005
Coral Gables, Florida	Age 68

Mr. Campbell has been Executive Vice President and Chief Financial Officer of MasTec, Inc., a leading communications and energy infrastructure service provider in North America, since October 2004. Mr. Campbell has over 25 years of senior financial management experience. From January 2002 to October 2004, Mr. Campbell was Executive Vice President and Chief Financial Officer for TIMCO Aviation Services, Inc. From April 1998 to June 2000, Mr. Campbell was the President and Chief Executive Officer of BAX Global, Inc., and from March 1995 to March 1998, he was Executive Vice President-Finance and Chief Financial Officer for Advantica Restaurant Group, Inc. Also, Mr. Campbell worked for Ryder System, Inc., for over 20 years including serving for 10 years as Executive Vice President and Chief Financial Officer for their Vehicle Leasing and Services Division. Mr. Campbell is a Certified Public Accountant. The Board believes that Mr. Campbell brings to the Company a tremendous amount of industry-related knowledge and experience in a multitude of areas, including accounting, finance, operations, sales and marketing. He has served in executive leadership capacities with transportation and logistic companies and currently serves as a Chief Financial Officer for a publicly-traded concern.

C. JOHN LANGLEY, JR., Ph.D.	Director since 2004
Knoxville, Tennessee	Age 67

Dr. Langley is Clinical Professor of Supply Chain Management and Director of Development for The Center for Supply Chain Research at The Pennsylvania State University. Formerly, Dr. Langley served from September 2001 until October 2010 as Professor of Supply Chain Management at the Georgia Institute of Technology, and from September 1973 until July 2001 as The John H. Dove Professor of Logistics and Transportation at the University of Tennessee. Dr. Langley has spent over 39 years teaching, lecturing and consulting in the logistics field. He brings a breadth of knowledge and experience that the Board and management rely upon in discussing the Company’s strategy and opportunities. Dr. Langley also is a Director of UTi Worldwide, Inc.

TRACY A. LEINBACH	Director since 2007
Miami, Florida	Age 53

Ms. Leinbach has served as Lead Independent Director of the Company since January 2012. She served as Executive Vice President and Chief Financial Officer of Ryder System, Inc., a global leader in supply chain, warehousing and transportation management solutions, from March 2003 until her retirement in February 2006. Ms. Leinbach served as Executive Vice President of Ryder’s Fleet Management Solutions from March 2001 to March 2003, Senior Vice President, Sales and Marketing from September 2000 to March 2001, and she was Senior Vice President, Field Management from July 2000 to September 2000. Ms. Leinbach also served as Managing Director-Europe of Ryder Transportation Services from January 1999 to July 2000 and previously she had served Ryder Transportation Services as Senior Vice President and Chief Financial Officer from 1998 to January 1999, Senior Vice President, Business Services from 1997 to 1998, and Senior Vice President,

Purchasing and Asset Management for six months during 1996. From 1985 to 1996, Ms. Leinbach held various financial positions in Ryder subsidiaries. Including her service on the Company’s board, Ms. Leinbach has worked in the transportation industry for over 25 years and the Board believes that she brings that breadth of experience to the Company. She held leadership roles with Ryder System (and its subsidiaries) in multiple areas, including, operations, sales, and finance. She is an instrumental contributor in discussions of corporate strategy and risk. Ms. Leinbach also serves as a Director of Hasbro, Inc.

LARRY D. LEINWEBER	Director since 2011
Bloomfield Hills, Michigan	Age 71

Mr. Leinweber is President and Chief Executive Officer of New World Systems, where he is responsible for product strategy, strategic direction, and organization development. Mr. Leinweber has over 30 years of executive management and operations management experience in the software and technology industry. Prior to founding New World, Mr. Leinweber served as President and CEO for a software and service division of Citicorp. Earlier in his career, he was a co-founder and President of Advanced Computer Management Corporation. Mr. Leinweber brings to the Board a wealth of experience in executive leadership, strategy and innovation.

G. MICHAEL LYNCH	Director since 2005
Greensboro, Georgia	Age 69

Mr. Lynch served as Lead Independent Director of the Company from January 2009 to December 2011. Mr. Lynch served as Executive Vice President and Chief Financial Officer and a member of the Strategy Board for Federal-Mogul Corporation from July 2000 until March 2008. Federal-Mogul is a global manufacturer and marketer of automotive component parts. Prior to joining Federal-Mogul in July 2000, Mr. Lynch worked at Dow Chemical Company, where he was Vice President and Controller. Mr. Lynch also spent 29 years at Ford Motor Company, where his most recent position was Controller, automotive components division, which ultimately became Visteon Corporation. While at Ford, Mr. Lynch held a number of varied financial assignments, including Executive Vice President and Chief Financial Officer of Ford New Holland. Mr. Lynch brings over 40 years experience of serving in key positions with Fortune 500 companies, and approximately 10 years experience serving as a director on public company boards. The Board believes that Mr. Lynch utilized that breadth of experience in his service as the Company’s Lead Independent Director and now as a member of the Corporate Governance and Nominating Committee and the Audit Committee. Mr. Lynch served as Director for Champion Enterprises, Inc. until March 2011.

RAY A. MUNDY, Ph.D.	Director since 2000
St. Louis, Missouri	Age 68

Dr. Mundy has served as director of the Center for Transportation Studies and Barriger Endowed Professor of Transportation and Logistics at the University of Missouri since January 2000. From January 1996 until December 1999, he was the Taylor Distinguished Professor of Logistics and Transportation at the University of Tennessee. Also, while at the University of Tennessee, Dr. Mundy managed its Transportation Management & Policies Studies program and was one of the Directors of its Supply Chain Forum. Also, Dr. Mundy has served as the Executive Director of the Airport Ground Transportation Association for the past 30 years. Dr. Mundy brings over 38 years of experience, teaching, advising and consulting in transportation and logistics. He has served on the Company’s Board for approximately 13 years and is the Chair of the Company’s Corporate Governance and Nominating Committee and is a member of the Company’s Executive Committee. Dr. Mundy brings a breadth of knowledge and experience that the Board and management rely upon in discussing the Company’s strategies, challenges and opportunities. Additionally, Dr. Mundy serves as a consultant to both the public and private sectors and sits on advisory boards for Internet, transportation and logistics companies.

GARY L. PAXTON	Director since 2007
Tulsa, Oklahoma	Age 66

Mr. Paxton served as President and Chief Executive Officer of Dollar Thrifty Automotive Group, Inc., (“DTG”) from October 2003 until his retirement in October 2008. From 1997 until 2002, he was Executive Vice President of DTG. He served as President and CEO of Dollar Rent A Car Systems, Inc. from December 1990 until October 2002, having joined that company in 1968 at one of the first Dollar A Day Rent A Car franchisees in Seattle, Washington. In 1972, he joined the franchisor parent as Vice President of Operations, guiding and supporting new franchisees establishing their operations. The Board believes that Mr. Paxton brings a wealth of chief executive officer and other leadership experience to our Board, having served in management leadership roles with a publicly-traded company for more than 20 years. His extensive leadership experience is invaluable to management and the Board in its discussions of strategy, opportunity and risk. Mr. Paxton is a member of and designated as a certified director by the National Association of Corporate Directors.

CORPORATE GOVERNANCE

Independent Directors

The Company’s common stock is listed on The NASDAQ Stock Market LLC (“Nasdaq”). Nasdaq requires that a majority of the Company’s directors be “independent directors,” as defined in Nasdaq Marketplace Rule 5605. Generally, a director does not qualify as an independent director if, among other reasons, the director (or in some cases, members of the director’s immediate family) has, or in the past three years has had, certain material relationships or affiliations with the Company, its external or internal auditors, or other companies that do business with the Company. The Board has affirmatively determined that eight of the Company’s nine current directors are “independent directors” on the basis of Nasdaq’s standards and an analysis of all facts specific to each director.

The independent directors are Ronald W. Allen, C. Robert Campbell, C. John Langley, Jr., Tracy A. Leinbach, Larry D. Leinweber, G. Michael Lynch, Ray A. Mundy, and Gary L. Paxton.

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines that give effect to Nasdaq’s requirements related to corporate governance and various other corporate governance matters. The Company’s Corporate Governance Guidelines, as well as the charters of the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee, are available on the Company’s website at www.forwardair.com.

Non-Employee Director Meetings

Pursuant to the Company’s Corporate Governance Guidelines, the Company’s non-employee directors meet in executive session without management on a regularly scheduled basis, but not less frequently than quarterly. The Lead Independent Director presides at such executive sessions or, in his or her absence, a non-employee director designated by such Lead Independent Director.

Interested parties who wish to communicate with the Chairman of the Board, Lead Independent Director, or the non-employee directors as a group should follow the procedures found below under “Shareholder Communications.”

Director Nominating Process

The Corporate Governance and Nominating Committee evaluates a candidate for director who was recommended by a shareholder in the same manner as a candidate recommended by other means. Shareholders wishing to communicate with the Corporate Governance and Nominating Committee concerning potential director candidates may do so by corresponding with the Corporate Secretary at Forward Air Corporation, 430 Airport Road, Greeneville, Tennessee 37745, and including the name and biographical data of the individual being suggested.

All recommendations should include the written consent of the nominee to be nominated for election to the Company’s Board of Directors. To be considered, the Company must receive recommendations at least 90 calendar days prior to the one year anniversary of the prior year’s Annual Meeting of Shareholders and include all required information to be considered. In the case of the 2014 Annual Meeting of Shareholders, this deadline is February 5, 2014. All recommendations will be brought to the attention of the Corporate Governance and Nominating Committee.

The Corporate Governance and Nominating Committee annually reviews the appropriate experience, skills and characteristics required of Board members in the context of the current membership of the Board. This assessment includes among other relevant factors in the context of the perceived needs of the Board at that time, the possession of such knowledge, experience, skills, expertise and diversity to enhance the Board’s ability to manage and direct the affairs and business of the Company.

The Company’s Board of Directors has established the following process for the identification and selection of candidates for director. The Corporate Governance and Nominating Committee, in consultation with the Chairman of the Board and Lead Independent Director, if any, periodically examines the composition of the Board and determines whether the Board would better serve its purposes with the addition of one or more directors. If the Corporate Governance and Nominating Committee determines that adding a new director is advisable, the Corporate Governance and Nominating Committee initiates the search, working with other directors and management and, if appropriate or necessary, a third-party search firm that specializes in identifying director candidates.

The Corporate Governance and Nominating Committee will consider all appropriate candidates proposed by management, directors and shareholders. Information regarding potential candidates shall be presented to the Corporate Governance and Nominating Committee, and the Committee shall evaluate the candidates based on the needs of the Board at that time and issues of knowledge, experience, skills, expertise and diversity, as set forth in the Company’s Corporate Governance Guidelines. In particular, the Board and the Committee believe that the Board should be comprised of a well-balanced group of individuals with diverse knowledge, experience, skills and expertise. Although the Board does not have a formal policy regarding board diversity, the Board believes that having diversity of knowledge, experience, skills and expertise among its members enhances the Board’s ability to make fully informed, comprehensive decisions.

Potential candidates will be evaluated according to the same criteria, regardless of whether the candidate was recommended by shareholders, the Corporate Governance and Nominating Committee, another director, Company management, a search firm or another third party. The Corporate Governance and Nominating Committee will submit any recommended candidate(s) to the full Board of Directors for approval and recommendation to the shareholders.

Shareholder Communications

Shareholders who wish to communicate with the Board, a Board committee or any such other individual director or directors may do so by sending written communications addressed to the Board of Directors, a Board committee or such individual director or directors, c/o Corporate Secretary, Forward Air Corporation, 430 Airport Road, Greeneville, Tennessee 37745. All communications will be compiled by the Secretary of the Company and forwarded to the members of the Board to whom the communication is directed or, if the communication is not directed to any particular member(s) of the Board, the communication will be forwarded to all members of the Board.

Annual Performance Evaluations

The Company’s Corporate Governance Guidelines provide that the Board of Directors shall conduct an annual evaluation to determine, among other matters, whether the Board and the Committees are functioning effectively. The Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee are also required to each conduct an annual self-evaluation. The Corporate Governance and Nominating Committee is responsible for overseeing this self-evaluation process.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics that applies to all Company employees, officers and directors, which is available on the Company’s website at www.forwardair.com. The Code of Business Conduct and Ethics complies with Nasdaq and Securities and Exchange Commission (the “SEC”) requirements, including procedures for the confidential, anonymous submission by employees or others of any complaints or concerns about the Company or its accounting practices, internal accounting controls or auditing matters. The Company will also mail the Code of Business Conduct and Ethics to any shareholder who requests a copy. Requests may be made by contacting the Corporate Secretary as described above under “Shareholder Communications.”

Board Attendance

The Company’s Corporate Governance Guidelines provide that all directors are expected to attend all meetings of the Board and committees on which they serve and are also expected to attend the Annual Meeting of Shareholders. During 2012, the Board of Directors held four meetings. All of the incumbent directors who were on the Board during 2012 attended at least 75% of the aggregate number of meetings of the Board of Directors and meetings of committees of the Board on which they served during 2012. Eight of the nine incumbent directors attended the 2012 Annual Meeting of Shareholders.

Board Committees

The Board presently has four standing committees: an Executive Committee, an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee. With the exception of the Executive Committee, each committee has authority to engage legal counsel or other experts or consultants as it deems appropriate to carry out its responsibilities. In addition, the Board has determined that each member of the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee is “independent,” as defined in Nasdaq Marketplace Rule 5605, and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment. Additional information regarding the functions of the Board’s committees, the number of meetings held by each committee during 2012 and their present membership is set forth below.

The Board nominated each of the nominees for election as a director and each nominee currently is a director. Assuming election of all of the director nominees, the following is a list of persons who will constitute the Company’s Board of Directors following the meeting, including their current committee assignments.

Name	Committees
Bruce A. Campbell	Executive
C. Robert Campbell	Audit (Chair)
C. John Langley, Jr.	Compensation and Corporate Governance and Nominating
Tracy A. Leinbach	Executive
Larry D. Leinweber	Audit
G. Michael Lynch	Audit and Corporate Governance and Nominating
Ray A. Mundy	Corporate Governance and Nominating (Chair) and Executive
Gary L. Paxton	Compensation (Chair)

Executive Committee. The Executive Committee is authorized, to the extent permitted by law and the bylaws of the Company, to act on behalf of the Board on all matters that may arise between regular meetings of the Board upon which the Board would be authorized to act, subject to certain materiality restrictions established by the Board.

Audit Committee. The Audit Committee engages the Company’s independent registered public accounting firm, considers the fee arrangement and scope of the audit, reviews the financial statements and the independent registered public accounting firm’s report, considers comments made by such firm with respect to the Company’s internal control structure, and reviews the internal audit process and internal accounting procedures and controls with the Company’s financial and accounting staff. A more detailed description of the Audit Committee’s duties and responsibilities can be found in the Audit Committee Report on page 39 of this Proxy Statement and in the Audit Committee Charter. A current copy of the written charter of the Audit Committee is available on the Company’s website at www.forwardair.com.

The Board has determined that the chairperson of the Audit Committee, C. Robert Campbell, meets the definition of an “audit committee financial expert,” as that term is defined by the rules and regulations of the SEC. The Audit Committee held six meetings during 2012.

Compensation Committee. The Compensation Committee is responsible for determining the overall compensation levels of certain of the Company’s executive officers and administering the Company’s employee incentive plans and other employee benefit plans. Additionally, it reviews and approves the Compensation Discussion and Analysis for inclusion in the proxy statement (see page 17 of this Proxy Statement). A current copy of the written charter of the Compensation Committee is available on the Company’s website at www.forwardair.com. The Compensation Committee held four meetings during 2012.

The Compensation Committee engaged Meridian Compensation Partners, LLC, an independent consultant, to assist it during 2012. During the year, the consultant assisted the Committee with short-term and long-term incentive redesign, as well as, the development of a recoupment policy, executive stock ownership and retention guidelines, an executive severance plan and other compensation issues. Meridian Compensation Partners provided no services to management during 2012. The Compensation Committee, considering all relevant factors, including those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act, is not aware of any conflict of interest that has been raised by the work performed by Meridian.

Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee is responsible for identifying individuals qualified to become Board members and recommending them to the full Board for consideration. This responsibility includes all potential candidates, whether initially recommended by management, other Board members or shareholders. In addition, the Committee makes recommendations to the Board for Board committee assignments, develops and annually reviews corporate governance guidelines for the Company, and otherwise oversees corporate governance matters. In addition, the Committee coordinates an annual performance review for the Board, Board committees, Chairman, Lead Independent Director, if any, and individual director nominees. The Committee periodically reviews and makes recommendations to the Board regarding director compensation for the Board’s approval. Also, the Committee oversees management succession planning along with the Compensation Committee.

A description of the Committee’s policy regarding director candidates nominated by shareholders appears in “Director Nominating Process” above. A current copy of the written charter of the Corporate Governance and Nominating Committee is available on the Company’s website at www.forwardair.com. The Corporate Governance and Nominating Committee held two meetings during 2012.

Board Structure

In accordance with our bylaws and Corporate Governance Guidelines, the Board is responsible for selecting the Chief Executive Officer and the Chairman of the Board, and both of these positions may be held by the same person or they may be held by two persons. The Company’s Corporate Governance Guidelines require the election, by the Board, of an independent lead director to serve during any period when there is no independent Chairman of the Board. Currently, Tracy A. Leinbach serves as Independent Lead Director and she has served in that capacity since January of 2012.

The Company has operated for over five years using a board leadership structure, in which the Chief Executive Officer also serves as Chairman of the Board. The Board believes that the Company, with its current Chief Executive Officer and Chairman, has been well-served by this leadership structure. Having Mr. Campbell serve as both Chief Executive Officer and Chairman of the Board demonstrates for the Company’s employees, suppliers, customers and other stakeholders that the Company is under strong leadership, with a single person setting the tone and having primary responsibility for managing its operations. The Board believes having Mr. Campbell serve as Chief Executive Officer and Chairman of the Board is best for the Company and its shareholders at the present time. He has led the Company as Chief Executive Officer since 2003, has worked with two Chairmen and three Independent Lead Directors, is a recognized leader in the transportation industry and has all of the skills incumbent to serve as a board chair.

Under the Company’s bylaws and Corporate Governance Guidelines, the Chairman of the Board is responsible for (a) chairing Board meetings and the Annual Meeting, (b) setting the agendas for these meetings, (c) attending Board committee meetings and (d) providing information to Board members in advance of each Board meeting and between Board meetings. The Independent Lead Director is responsible for (a) chairing executive sessions of the independent directors and communicating with management relating to these sessions, and presiding at all meetings of the Board at which the Chairman is not present, (b) approving agendas and schedules for Board meetings and the information that is provided to directors, and (c) serving as a liaison between the Chairman and the independent directors. The Independent Lead Director also has the authority to call meetings of the independent directors.

The Board believes that, in addition to fulfilling our lead director responsibilities, the Independent Lead Director makes valuable contributions to the Company, including but not limited to: (a) monitoring the performance of the Board and seeking to develop a high-performing Board, for example, by helping the directors reach consensus, keeping the Board focused on strategic decisions, taking steps to ensure that all the directors are contributing to the work of the Board, and coordinating the work of the four Board Committees, (b) developing a productive relationship with our Chief Executive Officer and ensuring effective communication between the Chief Executive Officer and the Board, and (c) ensuring and supporting effective shareholder communications. Accordingly, the Board believes that the Company has benefited from having the Chairman/Chief Executive Officer as the leader of the Company, and having the Independent Lead Director serving as the leader of the independent directors.

On an annual basis, as part of our review of corporate governance and succession planning, the Board (led by the Corporate Governance and Nominating Committee) evaluates the Board’s leadership structure, to ensure that it remains the optimal structure for the Company and its shareholders. The Board recognizes that different board leadership structures may be appropriate for companies with different histories and cultures, as well as companies with varying sizes and performance characteristics. The Board believes its current leadership structure – under which the Chief Executive Officer serves as Chairman of the Board, the Board Committees are chaired by independent directors and a Lead Director assumes specified responsibilities on behalf of the independent directors – is presently the optimal board leadership structure for the Company and its shareholders.

Risk Oversight

On at least a quarterly basis, the Company’s Chief Legal Officer provides a comprehensive risk report to the Audit Committee and the Board. While the Audit Committee has primary responsibility for overseeing financial risks, the Board is charged with overseeing the Company’s enterprise risks. Accordingly, on an annual basis, the Board receives a report from the Company’s Chief Legal Officer on the most significant risks that the Company is facing. The full Board also engages in periodic discussions about enterprise risk management with our Chief Legal Officer, Chief Executive Officer, Chief Financial Officer, and other Company officers as the Board may deem appropriate. In addition, each of our Board Committees considers the risks within its area of responsibilities. For example, the Compensation Committee considers the risks that may be implicated by the Company’s executive compensation programs, and the Corporate Governance and Nominating Committee considers the best governance structure and guidelines for the Company to minimize enterprise risks brought about by weak governance. The Board believes that its leadership structure supports the Board’s effective oversight of the Company’s enterprise risks.

DIRECTOR COMPENSATION

The general policy of our Board is that compensation for non-employee directors should be a mix of cash and equity-based compensation.

The Corporate Governance and Nominating Committee, which consists solely of independent non-employee directors, has the primary responsibility for reviewing and considering any revisions to the non-employee director compensation program. In accordance with the Corporate Governance and Nominating Committee’s recommendations, the non-employee directors’ cash compensation program is as follows:

•	an annual cash retainer of $35,000 for all non-employee directors;

•	an additional annual cash retainer of $35,000 for the Independent Lead Director (but he/she does not receive the Committee meeting fees discussed below);

•	an additional annual cash retainer of $15,000 for the Audit Committee Chair;

•	an additional annual cash retainer of $7,500 for the Corporate Governance and Nominating Committee and Compensation Committee Chairs;

•

an additional annual cash retainer of $7,500 for all non-Chair Audit Committee members and an additional annual cash retainer of $3,750 for all non-Chair Compensation and Corporate Governance and Nominating Committee members;

•	a $1,500 per in-person meeting fee; and

•	a $750 per teleconference meeting fee.

No additional fee is paid for Committee meetings held on the same day as Board meetings. All directors are reimbursed reasonable travel expenses for meetings attended in person. The Company also reimburses directors for expenses associated with participation in continuing director education programs.

In addition, under the Company’s Amended and Restated Non-Employee Director Stock Plan (the “Director Stock Plan”), on the first business day after each Annual Meeting of Shareholders, each non-employee director is automatically granted an award (the “Annual Grant”) in such form and size as the Board determines from year to year. In 2012, each non-employee director received 2,481 shares of restricted common stock pursuant to the Director Stock Plan. Unless otherwise determined by the Board, Annual Grants become vested and nonforfeitable one year after the date of grant so long as the non-employee director’s service with the Company does not earlier terminate. On February 8, 2013, the Board amended the Director Stock Plan to provide that all subsequent Annual Grants become vested and nonforfeitable on the earlier of (a) the day immediately prior to the first Annual Meeting that occurs after the grant date or (b) the first anniversary of the grant date. The Company amended the Director Stock Plan to address situations where a director is not standing for reelection, consequently resigns just prior to the Annual Meeting of Shareholders, and such meeting date is less than one year after the prior year’s Annual Grant.

Finally, our Board believes that directors more effectively represent the Company’s shareholders, whose interests they are charged with protecting, if they are shareholders themselves. Therefore, the Board established certain independent director stock ownership guidelines which are set forth in the Company’s Corporate Governance Guidelines. Specifically, the Company’s independent directors are required to own shares of the Company’s common stock, with a value equal to at least three times the annual cash retainer for independent directors. Each new independent director has three years from the date he or she joins the Board to obtain this ownership stake. All of our independent directors have achieved and maintain the ownership goal as of the date of this Proxy Statement.

The following table shows the compensation we paid in 2012 to our non-employee directors. The Company does not pay employee directors for Board service in addition to their regular employee compensation.

Name	Fees Paid in Cash ($)	Stock Awards ($) (1)	Dividends ($) (2)	Total ($)

G. Michael Lynch	$61,250	$79,987	$841	$142,078

Ronald W. Allen	50,000	79,987	841	130,828

C. Robert Campbell	62,000	79,987	841	142,828

Richard W. Hanselman	36,951	79,987	841	117,779

C. John Langley, Jr.	56,750	79,987	841	137,578

Tracy A. Leinbach	76,000	79,987	841	156,828

Larry D. Leinweber	53,000	79,987	841	133,828

Ray A. Mundy	51,500	79,987	841	132,328

Gary L. Paxton	57,875	79,987	841	138,703

(1)	Represents the aggregate grant date fair value of non-vested restricted shares and deferred stock unit awards. The fair values of these awards were determined in accordance with FASB ASC Topic 718. The assumptions used in determining the grant date fair value of these awards are set forth in the notes to the Company’s consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC.
(2)	Represents dividends paid on non-vested restricted shares and /or dividend equivalents credited on deferred stock unit awards during 2012. These dividend payments and dividend equivalents are nonforfeitable.

The following table indicates the aggregate number of outstanding options and the aggregate number of stock awards (consisting of vested and unvested deferred stock units and/or non-vested restricted shares) held by each incumbent director at the end of 2012.

Name	Number of Securities Underlying Unexercised Options (#)	Aggregate Number of Deferred Stock Units and Non-Vested Restricted Shares (#)

G. Michael Lynch	—	2,481

Ronald W. Allen	—	2,481

C. Robert Campbell	—	7,366

Richard W. Hanselman	—	—

C. John Langley, Jr.	10,625	2,481

Tracy A. Leinbach	—	9,835

Larry D. Leinweber	—	2,481

Ray A. Mundy	18,750	5,251

Gary L. Paxton	—	2,481

Certain Relationships and Related Person Transactions

The Audit Committee of the Board reviews all relationships and transactions in which the Company and its directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Other than as provided in the Audit Committee Charter, the Company does not have a written policy governing related person transactions. The Company’s legal staff is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed in this Proxy Statement. In addition, the Audit Committee reviews and approves or ratifies any related person transaction that is required to be disclosed. In the course of its review and approval or ratification of a disclosable related person transaction, the Audit Committee considers:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount involved and type of transaction;

•	the importance of the transaction to the related person; and

•	the importance of the transaction to the Company.

Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction, provided, however, that such director may be counted in determining the presence of a quorum at a meeting of the Audit Committee when considering the transaction.

Based on information provided by the directors, director nominees and executive officers, and the Company’s legal department, the Audit Committee determined that there are no related person transactions to be reported in this Proxy Statement.

Compensation Committee Interlocks and Insider Participation

During all of 2012, the Compensation Committee was fully comprised of independent non-employee directors. From January 1, 2012 to the present date, the Compensation Committee members consists of Gary L. Paxton (Chair), C. John Langley, Jr., and Ronald W. Allen.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of shares of our outstanding common stock held as of the Record Date by (i) each director and director nominee; (ii) our Chief Executive Officer, Chief Financial Officer, each of the next three most highly compensated executive officers, as required by SEC rules (collectively, the “Named Executive Officers”); and (iii) all directors and executive officers as a group. The table also sets forth information as to any person, entity or group known to the Company to be the beneficial owner of 5% or more of the Company’s common stock as of December 31, 2012.

Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of the security, has or shares the power to dispose of or direct the disposition of the security, or has the right to acquire the security within 60 days. Except as otherwise indicated, the shareholders listed in the table are deemed to have sole voting and investment power with respect to the common stock owned by them on the dates indicated above. Shareholders of non-vested restricted shares included in the table are entitled to voting and dividend rights.

	Shares Beneficially Owned
Name and Address of Beneficial Owner (1)	Number		Percent (%) (2) (3)
Directors, Nominees and Named Executive Officers
Bruce A. Campbell	762,463	(4)	2.54
Ronald W. Allen	5,835	(5)		*
C. Robert Campbell	16,296	(6)		*
C. John Langley, Jr.	25,801	(7)		*
Tracy A. Leinbach	17,375	(8)		*
Larry D. Leinweber	5,835	(9)		*
G. Michael Lynch	15,091	(10)		*
Ray A. Mundy	53,106	(11)		*
Gary L. Paxton	26,751	(12)		*
Rodney L. Bell	395,057	(13)	1.32
Craig A. Drum	35,420	(14)		*
Matthew J. Jewell	368,390	(15)	1.23
Chris C. Ruble	283,042	(16)		*
All directors and executive officers as a group (14 persons)	2,144,855	(17)	7.15

Other Principal Shareholders
Royce & Associates, LLC	2,338,078	(18)	8.01
Neuberger Berman, Inc.	2,224,365	(19)	7.62
BlackRock, Inc.	2,216,682	(20)	7.59
Columbia Wanger Asset Management, LLC	2,205,185	(21)	7.55
The Vanguard Group, Inc.	1,738,100	(22)	5.95
Barrow, Hanley, Mewhinney & Strauss, LLC.	1,693,453	(23)	5.80

*	Less than one percent.
(1)	The business address of each listed director, nominee and Named Executive Officer is c/o Forward Air Corporation, 430 Airport Road, Greeneville, Tennessee 37745.
(2)	The percentages shown for directors, nominees and Named Executive Officers are based on 30,018,159 shares of common stock outstanding on the Record Date.

(3)	The percentages shown for other principal shareholders are based on 29,194,761 shares of common stock outstanding on December 31, 2012.
(4)	Includes 528,339 options that are fully exercisable and 19,169 non-vested restricted shares.
(5)	Includes 2.481 non-vested restricted shares.
(6)	Includes 2,481 non-vested restricted shares and 4,923 deferred stock units. One share will be issued for each deferred stock unit upon the director’s separation from the Board.
(7)	Includes 2,481 non-vested restricted shares and 10,625 options that are fully exercisable.
(8)	Includes 2,481 non-vested restricted shares and 7,392 deferred stock units. One share will be issued for each deferred stock unit upon the director’s separation from the Board.
(9)	Includes 2,481 non-vested restricted shares.
(10)	Includes 2,481 non-vested restricted shares.
(11)	Includes 18,750 options that are fully exercisable, 2,481 non-vested restricted shares and 2,808 deferred stock units. One share will be issued for each deferred stock unit upon the director’s separation from the Board.
(12)	Includes 2,481 non-vested restricted shares.
(13)	Includes 333,502 options that are fully exercisable and 6,325 non-vested restricted shares.
(14)	Includes 30,679 options that are fully exercisable and 3,450 non-vested restricted shares.
(15)	Includes 348,502 options that are fully exercisable and 6,325 non-vested restricted shares.
(16)	Includes 273,942 options that are fully exercisable and 6,325 non-vested restricted shares.
(17)	Includes 64,892 non-vested restricted shares, 1,734,840 options that are fully exercisable and 15,123 deferred stock units. One share will be issued for each deferred stock unit upon the director’s separation from the Board.
(18)	Royce & Associates, LLC (“Royce”), 745 Fifth Avenue, New York, New York 10151, reported beneficial ownership of the shares as of December 31, 2012 in a Schedule 13G/A filed with the SEC. Royce, an investment adviser, reported having sole voting and dispositive power over 2,338,078 shares.
(19)	Neuberger Berman Group LLC (“Neuberger”), 605 Third Avenue, New York, New York 10158, reported beneficial ownership of the shares as of December 31, 2012 in a Schedule 13G/A filed with the SEC. Neuberger, an investment adviser, reported having shared voting power over 2,170,365 shares, shared dispositive power over 2,224,365 shares and no sole voting or dispositive power over the shares.
(20)

BlackRock, Inc. (“BlackRock”), 40 East 52nd Street, New York, New York 10022, reported beneficial ownership of the shares as of December 31, 2012 in a Schedule 13G/A filed with the SEC. BlackRock, an investment adviser, reported having sole voting and dispositive power over 2,216,682 shares.

(21)	Columbia Wanger Asset Management, LLC. (“Columbia”), 227 West Monroe Street, Suite 3000 Chicago, Illinois 60606, reported beneficial ownership of the shares as of December 31, 2012 in a Schedule 13G/A filed with the SEC. Columbia, an investment adviser, reported having sole voting power over 1,951,481 shares and sole dispositive power over 2,205,185 shares and Columbia Acorn Fund, an investment company, reported having sole voting and dispositive power over 1,500,000 shares. The shares reported for Columbia include those shares reported by Columbia Acorn Fund.
(22)	The Vanguard Group, Inc. (“Vanguard”), 100 Vanguard Boulevard, Malvern, Pennsylvania 19355, reported beneficial ownership of the shares as of December 31, 2012 in a Schedule 13G/A filed with the SEC. Vanguard, an investment adviser, reported having sole voting power over 41,857 shares, shared dispositive power over 40,457 shares and sole dispositive power over 1,697,643 shares.
(23)

Barrow, Hanley, Mewhinny & Strauss, LLC (“Barrow”), 2200 Ross Avenue, 31st Floor, Dallas, Texas 75201, reported beneficial ownership of the shares as of December 31, 2012 in a Schedule 13G filed with the SEC. Barrow, an investment adviser, reported having sole voting power over 872,344 shares, shared voting power over 821,109 shares, and sole dispositive power over 1,693,453 shares.

EXECUTIVE COMPENSATION

Compensation Discussion And Analysis

Overview of Compensation Program

The Compensation Committee (for purposes of this Compensation Discussion and Analysis, the “Committee”) of the Board is comprised of three independent, non-employee directors. The Committee has the responsibility for establishing and monitoring adherence to the Company’s executive compensation philosophy and implementing compensation programs consistent with such philosophy. The Committee reviews and approves the Company’s goals and objectives relevant to the compensation of the Chief Executive Officer (“CEO”) and the other Named Executive Officers (each of whom is identified in the Summary Compensation Table on page 31 of this Proxy Statement). The Committee then evaluates the performance of the Named Executive Officers in light of these established goals and objectives to determine the compensation of the Named Executive Officers.

Compensation Philosophy and Objectives

The Committee has designed the executive compensation program to attract, develop, reward and retain quality management talent in order to facilitate the Company’s achievement of its annual, long-term and strategic goals. The Committee’s objective is to align the Company’s executives’ interests with the Company’s shareholders’ interests by creating a pay-for-performance culture at the executive level, with the ultimate objective of increasing shareholder value. At the same time, the Committee believes that executive compensation should recognize the contributions of individual executives to the Company’s goals and objectives, and should be market competitive. Thus, while executive compensation should be directly linked to performance, it should also be an incentive for executives to continually improve performance.

In order to meet its objectives of attracting, developing, rewarding and retaining superior executive management, the Committee utilizes a compensation package that considers the compensation of similarly situated executives in the market, the tenure of the executive and the value of the executive to the organization. It uses annual cash incentives tied to the Company’s performance measured against established goals. Also, the Committee provides long-term compensation opportunities to reward past and future performance of the Company measured against established goals, to encourage retention of its executive management team, to foster executive ownership in the Company and to align the executives’ long-term compensation directly with the shareholder’s long-term value.

Key Elements of Compensation Plan Design

Our executive compensation program is based on the following best practices:

•	Pay opportunities for executives that are appropriate to the size of the Company;

•	A pay program that is heavily performance-based using multiple performance measures;

•	Full disclosure of the financial performance metrics and goals used in our incentives;

•	A long-term incentives program aligned with shareholders through a link to stock price and measurement of stock performance versus peer companies;

•	Equity-based incentive plans that prohibit backdating and repricing of stock options;

•	Few perquisites and no tax gross-ups on perquisites;

•	Moderate severance benefits payable upon involuntary termination of employment without cause, conditioned upon a general release of claims against the Company and adherence to restrictive covenants;

•	Conservative change-in-control severance amounts and no excise tax gross-ups; and

•	Retention of an independent compensation consultant engaged by, and who reports directly to, the Committee.

2012 in Brief

During the year ended December 31, 2012, the Company experienced significant year-over-year increases in its consolidated revenues and results from operations.

•	Operating revenue increased by $48.0 million, or 8.9%, to $584.4 million for the year ended December 31, 2012 from $536.4 million for the year ended December 31, 2011.

•	Income from operations improved to $83.5 million for the year ended December 31, 2012 from $77.1 million in the prior year, up 8.3%.

•	Net income per diluted share for the year ended December 31, 2012 was $1.78 compared with $1.60 in the prior year, up 11.3%.

Under this backdrop of improved Company performance, our pay-for-performance philosophy and the design of our pay programs led to the following Committee actions and plan payouts to our Named Executive Officers for 2012:

•

Approved base salary increases to our Named Executive Officers for 2012 ranging from 4% to 9%. Mr. Campbell received a base salary increase of 9% in 2012. The remaining Named Executive Officers each received base salary increases of 4% in 2012.

•	Approved payouts under our annual cash incentive plan at 24% of base salary after a year in which the Company’s operating income increased 8% over the prior year.

•	Approved long-term equity incentive awards in 2012 for our Named Executive Officers consisting of three components: stock options, restricted stock and performance shares.

•	Approved program changes effective January 1, 2013, including adding a Recoupment Policy, Executive Stock Ownership Guidelines and a Severance and Change in Control Plan.

•

Enhanced the Insider Trading Policy, effective February 8, 2013, to prohibit the Company’s executive officers from engaging in any form of hedging transaction and to prohibit, with limited exceptions, the Company’s executive officers from holding Company securities in margin account and from pledging Company securities as collateral for loans.

Role of Shareholder Say-on-Pay Vote

The Company provides its shareholders with the opportunity to cast an annual advisory vote on executive compensation (a “say-on-pay proposal”). At the Company’s annual meeting of shareholders held in May 2012, approximately 94% of the votes cast on the say-on-pay proposal at that meeting were voted in favor of the proposal. The Committee believes this outcome affirms shareholders’ support of the Company’s approach to executive compensation, and did not change its approach in 2012 based upon the results of this advisory vote. The Committee will continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for the Named Executive Officers.

Role of the Compensation Committee

The Compensation Committee is responsible for reviewing and approving the company’s executive compensation policies, plan designs and the compensation of our senior officers, including our Named Executive Officers. The Committee considers various factors in making compensation determinations, including the officer’s responsibilities and performance, the effectiveness of our programs in supporting the company’s short-term and long-term strategic objectives, and the Company’s overall financial performance. Additionally, the Committee coordinates the full board’s annual review of the CEO’s performance and considers the board’s assessment in its compensation decisions related to the CEO.

To this end, the Committee conducts an annual review of executive officer pay levels, reviews market data provided by the independent consultant, approves changes to program designs (including post-termination arrangements) based on an assessment of competitive market practice and emerging trends, oversees the development of succession plans, and evaluates the risks associated with the Company’s executive compensation programs.

Role of the Compensation Consultant

The Committee has selected and directly retains the services of Meridian Compensation Partners, LLC (“Meridian”), an independent executive compensation consulting firm. Meridian does not provide any other services to the Company and works with the Company’s management only on matters for which the Committee is responsible. The Committee has assessed the independence of Meridian pursuant to SEC rules and has concluded that the work performed by Meridian does not raise any conflicts of interest. The Committee periodically seeks input from Meridian on a range of external market factors, including evolving compensation trends, appropriate peer companies and market survey data. Meridian also provides general observations on the Company’s compensation programs, but it does not determine or recommend the amount or form of compensation for the Named Executive Officers. During 2012, Meridian attended all four of the Committee’s meetings.

Role of Executive Officers in Compensation Decisions

At the request of the Compensation Committee, our CEO makes recommendations regarding base salary, annual incentive pay and long-term equity incentive awards for the other Named Executive Officers and provides the Committee with justification for such awards. In forming his recommendations, he considers information provided by our Senior Vice President of Human Resources and the independent compensation consultant, assessments of individual contributions, achievement of performance objectives and other qualitative factors. While the Committee gives great weight to the recommendations of our CEO, it has full discretion and authority to make the final decision on the salaries, annual incentive awards and long-term equity incentive awards as to all of the Named Executive Officers. Our CEO does not make recommendations concerning his own compensation.

Our CEO, Senior Vice President of Human Resources and the Chief Legal Officer regularly attend Compensation Committee meetings at the Committee’s request. Our Senior Vice President of Human Resources typically presents recommendations for program design changes and individual pay levels for executive officers, taking into consideration individual performance of each incumbent, appropriate benchmarking information and issues that may arise from an accounting, legal or tax perspective. No Executive is present during any portion of a Committee meeting where his/her individual compensation is being discussed by the Committee.

Setting Executive Compensation

Based on the foregoing objectives, we have structured the Company’s annual and long-term incentive-based cash and non-cash executive compensation to motivate executives to achieve the business goals set by the Company and to reward the executives for achieving such goals.

At the beginning of 2012, the Compensation Committee established a Target Total Direct Compensation for each Named Executive Officer. These targets included base pay, annual short-term incentives (“STI”) and long-term equity incentives (“LTI”). The Committee used data prepared by its independent compensation consultant in late 2009 and 2010 from Aon Hewitt’s Total Compensation Measurement general industry database on pay opportunities at the size-adjusted 50th percentile of the market for executives holding similar positions. The Committee considered the data as one of the factors in considering an executive’s target total compensation, but also considered other factors such as the experience level of the individual, the value of the individual executive to the Company, the individual’s level within the Company, existing and prior year awards for the individual and other factors.

In 2012, the Target Total Direct Compensation set at the beginning of the year for the Named Executive Officers was:

NEO	Base Salary	STI	LTI	Target Total Direct Compensation

Mr. Campbell	600,000	300,000	1,000,000	1,900,000
Mr. Bell	303,000	152,000	330,000	785,000
Mr. Jewell	303,000	152,000	330,000	785,000
Mr. Ruble	349,000	174,000	330,000	851,000
Mr. Drum	262,000	131,000	180,000	573,000

The compensation that an executive actually receives will differ from that executive’s target compensation for a variety of reasons. Base salary increases, annual incentive compensation awards and long-term incentive awards received are based on achievement of individual and business objectives. Additionally, compensation realized from long-term equity incentive awards are dependent upon stock price increases, stock performance versus peer companies and/or continued employment.

2012 Executive Compensation Components

For the fiscal year ended December 31, 2012, the components of compensation for our Named Executive Officers were:

•	base salary;

•	annual cash incentive compensation;

•	long-term equity incentive compensation;

•	retirement and other benefits (available to all employees); and

•	perquisites and other personal benefits.

The Committee combines these elements, particularly base salary, and the short and long-term incentives, to provide a total compensation package designed to attract highly qualified individuals and provide strong incentives to align efforts and motivate executives to deliver company performance that creates shareholder value. The total value of the compensation package is weighted towards the variable incentive components.

Base Salary

The objective of base salary is to reflect the base market value of the executive’s role. It is designed to reward core competence in roles that are complex and demanding. We choose to pay base salary because it is required for talent attraction and retention. Base salary ranges for 2012 for the Named Executive Officers were determined for each executive based on his position and responsibility and by reference to the market data. Additionally, the Committee also considers factors such as internal pay equity, level of experience and qualifications of the individual, scope of responsibilities and future potential, goals and objectives established for the executive as well as the executive’s past performance. Base salaries for the Named Executive Officers and other executives at the Company are reviewed and adjusted on an annual basis as part of the Company’s overall performance review process (or upon a promotion or change in the executive’s duties). The base salaries for the Named Executive Officers for the fiscal year ended December 31, 2012 are set forth in the “Salary” column of the Summary Compensation Table on page 31 of this Proxy Statement.

Annual Short-Term Incentive Compensation

The objective of our annual incentive program is to provide focus on attaining specific business goals that lead to our long-term success. The plan is designed to reward achievement of year-over-year Operating Income growth. Annual incentive compensation payments to the Named Executive Officers are payments, in cash, of a certain percentage of the executive’s pay for reaching a pre-established goal for operating income. The Company has a history of setting payout levels under the annual cash incentive plan at the same percentage of base salary for each Named Executive Officer, and did so for 2012. The Committee sets goals to ensure that the annual cash incentive plan will promote high performance and achievement, encourage growth in shareholder value, and promote and encourage retention of the Company’s executive talent. The Committee adopted an incentive payment grid which established operating income goals for the fiscal year ended December 31, 2012 and the resulting incentive payments for achievement of such goals. The 2012 incentive payment grid was as follows:

Operating Income (In thousands)	Percentage Payout (Of salary)
$77,110	0%
$79,754	10%
$82,399	20%
$85,043	30%
$87,688	40%
$90,332	50%
$92,279	60%
$94,226	70%
$96,174	80%
$98,121	90%
$100,068	100%
$101,169	110%
$102,269	120%
$103,370	130%
$104,471	140%
$105,572	150%
$106,672	160%
$107,773	170%
$108,874	180%
$109,974	190%
$111,075	200%

The Committee set the 0% payout level of the 2012 incentive performance grid to reflect the incentive percentage (of salary) that would be paid if the Company replicated its prior year’s operating income performance. The 50% payout level (“Target”) would have been indicated if the Company increased its prior year’s operating income by 17%. The 100% payout level (“Stretch”) required a 30% increase of the prior year’s operating income. The payout under the annual incentive plan is capped at 200% of salary. The Committee had discretion as to the amount, if any, of any annual incentive awards to the Company’s executives for results that fell below the established performance levels, or between such levels.

The Committee met in December 2012 to determine whether the Company’s 2012 performance merited payment to the Named Executive Officers under the annual incentive compensation plan, and, if so, to determine the amount of such incentive awards. Based upon the Company’s operating income of $83.532 million, the Committee awarded a cash incentive in a two-step process, with 90% of the projected incentive amount paid December 2012, based on pro forma financial results, and the balance, if any, to be paid during the first quarter of the 2013 fiscal year. This two-step approach was contingent upon receipt of an executed claw-back agreement from each of the Named Executive Officers, and other eligible officers, wherein the Company could recoup any of the incentive monies which were proved not to be owing to the Named Executive Officer under the Company’s 2012 annual incentive compensation plan based upon the final results for fiscal year 2012. The Company’s income from operations improved to $83.5 million for the year ended December 31, 2012 from $77.1 million in the prior year, up 8.3%. Accordingly, the Committee awarded cash incentive payments of 24% of salary for each of the Named Executive Officers. (See individual incentive award amounts set forth in the “Non-equity Incentive Plan” column of the Summary Compensation Table on page 31 of this Proxy Statement).

During 2012, the Compensation Committee and its independent executive compensation consultant, along with management, assessed the Company’s practice of setting payout levels under the plan at the same percentage of base salary for each Named Executive Officer in light of typical market practice and competitiveness of the overall compensation program. As a result of this assessment, the Committee determined to modify its approach. For 2013, the Committee adjusted the plan so that the Named Executive Officers are eligible to receive different percentages of their base salaries for reaching the same pre-established goal for operating income. Additionally, in subsequent years, the Committee may, in its discretion, provide for a portion of the short-term incentive opportunity to consist of individual objectives for each Named Executive Officer established at the beginning of each year by the Chief Executive Officer, subject to approval by the Compensation Committee. If utilized, up to approximately one-third of the Named Executive Officer’s short-term incentive opportunity will be a determined by the individual’s established objective(s). This structure better enables recognition of individual executive contribution as a component of short-term incentive.

Long-Term Equity Incentive Awards

The objective of providing long-term incentives is to focus the Named Executive Officers on metrics that lead to increased shareholder value over the long term, enhance long-term thinking in general, and retain executives; we choose to pay it to attain those objectives. Our long-term incentives are specifically designed to reward stock price increase, stock performance relative to industry peer companies and continued employment.

In 2012, the LTI compensation for the Named Executive Officers consisted of three parts: stock options, restricted stock and performance shares. Based on market data and industry practice, the Committee determined to allocate the economic value of the total LTI incentive award approximately as follows: one-third stock options; one-third restricted stock; and one-third performance shares.

As previously discussed, at the beginning of 2012, the Committee established a target value for the total LTI component. In determining that target value and in making LTI equity awards under the Amended and Restated Stock Option and Incentive Plan (the “Amended and Restated Plan”), the Committee considers a number of factors including the Company’s past financial performance, the individual performance of each executive, the retention goal of such long-term equity incentive award, the grant date fair value of any proposed award, the other compensation components for the executive, equity plan compensation dilution, affordability to the Company, the executive’s stock ownership and option holdings and market data for long-term equity incentive awards as discussed previously.

Stock Options. A “stock option” is the right to purchase the Company’s common stock at a fixed price for a defined period of time. In 2012, grant sizes of stock options for the Named Executive Officers were calculated generally by multiplying the target LTI economic value by the weighting assigned to the options component (33% in 2012) and dividing the product by the grant date fair value of a single option, determined under the Black-Scholes methodology and based on assumptions used for recognizing compensation expense in our financial statements contained in our Annual Report in accordance with Generally Accepted Accounting Principles (“GAAP”). For the 2012 option grant, the grant date fair value per stock option was $12.89. The exercise price of each option is equal to the closing price of the Company’s common stock on the date the option is granted. The exercise price for the 2012 grants to our Named Executive Officers was $36.55 per share. The 2012 option grants have a vesting period of three years and vest evenly over that three-year period. The options will expire if not exercised within seven years of the grant date. To the extent not earlier vested, these options will vest upon the death or disability of the recipient, as well as upon the Company undergoing a “Change in Control,” as such term is defined in the Amended and Restated Plan.

Restricted Stock. A share of “restricted stock” is a share of the Company’s common stock subject to vesting requirements based on continued employment. In 2012, restricted stock grant sizes for the Named Executive Officers were calculated generally by multiplying the target LTI economic value by the weighting assigned to the restricted stock component (33% in 2012) and dividing the product by the closing price of the Company’s common stock on the grant date. The closing price of the Company’s common stock on the grant date was $36.55. The restricted stock awards are restricted from sale or transfer until vesting occurs, and these restrictions lapse in three equal installments beginning one year after the date of grant. Dividends are paid on restricted shares on a current basis throughout the vesting period. To the extent not earlier vested, restricted stock awards will vest upon the death or disability of the recipient, as well as upon the Company undergoing a “Change in Control,” as such term is defined in the Amended and Restated Plan.

Performance Shares. A “performance share” award is the right to receive a share of Company common stock based upon the achievement of certain performance criteria. In 2012, performance share award sizes for the Named Executive Officers were calculated by multiplying the target LTI economic value by the weighting assigned to the performance share component (33% in 2012) and dividing the product by the fair value of a single performance share determined using a Monte Carlo valuation model. The fair value per performance share on the date of grant of the 2012 performance share awards to our Named Executive Officers was $44.72. Performance shares are earned on the basis of our Total Shareholder Return (“TSR”) measured over a three year period, relative to the TSR of our comparator group that includes the following 12 companies: C.H. Robinson Worldwide, Inc.; Con-way, Inc.; Expeditors International of Washington, Inc.; FedEx Corporation; Hub Group, Inc.; J.B. Hunt Transport Services, Inc.; Knight Transportation, Inc.; Landstar System, Inc.; Old Dominion Freight Line, Inc.; United Parcel Service, Inc.; UTi Worldwide, Inc.; and Werner Enterprises, Inc.

•	TSR reflects share price appreciation and reinvestment of dividends and distributions.

•	Share price appreciation is measured as the difference between the beginning market price and the ending market price of our shares.

•	The beginning market price equals the average closing price on the 30 trading days immediately preceding and including the first day of the performance period.

•	The ending market price equals the average closing price on the last 30 trading days of the performance period.

The actual number of performance shares awarded is based on our change in TSR versus the change in TSR of the comparator group companies described above, during the three-year performance period. The performance shares pay out in shares of our common stock, shortly after the close of the three-year performance period, in a range of 0 percent to 200 percent of the number of performance shares awarded. The chart set forth below determines the percent of a target award that is paid. Payout for performance between points will be calculated using straight-line interpolation.

Performance Level	Payout (as a % of Target)

90th percentile or higher	200%
70th percentile	150%
50th percentile	100%
30th percentile	50%
Below 30th percentile	0%

Dividends will not be paid on unvested performance shares. Outstanding performance shares will vest upon the death or disability of the recipient, as well as upon a “Change in Control,” as such term is defined in the Amended and Restated Plan.

The value to the Named Executive Officer of each of the three components comprising the 2012 long-term equity incentive compensation (stock options, restricted stock and performance shares) is directly tied to the performance of the Company’s stock. A stock option provides value to the executive only if our share price increases after the grant date.

Restricted stock becomes more valuable to the executive only if the Company’s stock price increases, and the executive shares in the downside risk of a decline in the Company’s stock price. Finally, the number of performance shares earned, if any, will depend on how the Company’s stock performs against transportation industry peers. As it is possible that there will be no payout under the performance shares or stock options, these awards are completely “at-risk” compensation. The Committee believes that this long-term incentive structure accomplishes the Company’s goal of creating a pay-for-performance culture at the executive level, while striking the appropriate balance between risk, retention and reward.

Awards made to the Named Executive Officers under the Amended and Restated Plan for the fiscal year ended December 31, 2012 are set forth in the Grants of Plan-Based Awards for Fiscal 2012 Table on page 33 of this Proxy Statement.

Stock Ownership Guidelines

The Company has for some years encouraged ownership of Company common stock by its Named Executive Officers. To formalize this, it established stock ownership and retention guidelines in December 2012, which became effective January 1, 2013. These guidelines are described in greater detail on page 28 of this Proxy Statement under the heading “Prospective Information.”

Retirement and Other Benefits

Our Named Executive Officers received retirement and other benefits the same as other employees at the Company. We choose to pay these benefits to meet the objective of having a competitive retirement and benefit package in the marketplace. Retirement benefits reward employees for saving for their retirement, particularly in the form of Company stock, and for continued employment. Welfare benefits such as medical and life insurance reward continued employment.

All full-time Company employees, including the Named Executive Officers, are entitled to participate in the Company’s 401(k) retirement savings plan. Under the Company’s 401(k) retirement savings plan, the Company matches 25% of an employee’s contribution up to 6% of the employee’s salary, subject to the rules and regulations on maximum contributions by individuals under such a plan. Matching contributions to the Named Executive Officers for the fiscal year ended December 31, 2012 are reflected in the “401(k) Match” column of the All Other Compensation Table on page 32 of this Proxy Statement.

Additionally, all full-time employees of the Company, including the Named Executive Officers, are eligible to participate in the Company’s 2005 Employee Stock Purchase Plan (the “2005 ESPP”) upon enrolling in the 2005 ESPP during one of the established enrollment periods. Under the terms of the 2005 ESPP, eligible employees of the Company can purchase shares of the Company’s common stock through payroll deduction and lump sum contributions at a discounted price. The purchase price for such shares of common stock for each Option Period, as described in the 2005 ESPP, will be the lower of: (a) 90% of the closing market price on the first trading day of an Option Period (there are two Option Periods each year – January 1 to June 30 and July 1 to December 31) or; (b) 90% of the closing market price on the last trading day of the Option Period. Under the 2005 ESPP, no Company employee is permitted to purchase more than 2,000 shares of the Company’s common stock per Option Period or shares of common stock having a market value of more than $25,000 per calendar year, as calculated under the 2005 ESPP.

The Named Executive Officers are also eligible to participate in the Company’s health, dental, disability and other insurance plans on the same terms and at the same cost as such plans are available to all of the Company’s full-time employees. The Company does not have or provide any supplemental executive retirement plan, or similar plan that provides for specified retirement payments or benefits. Moreover, the Company does not have or provide any defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified.

Perquisites

Perquisites do not reward any particular performance. We choose to pay them to meet the objective of creating a competitive advantage for attracting and retaining superior employees for key positions.

The Company provides its Named Executive Officers with a limited number perquisites and other personal benefits that the Company and the Committee believe are reasonable and consistent with its overall compensation. The Committee periodically reviews the levels of perquisites and other personal benefits provided to the Named Executive Officers. The Named Executive Officers are provided a monthly car allowance and reimbursement of certain commuting expenses. The amounts of such benefits received by each Named Executive Officer for the fiscal year ended December 31, 2012 are set forth in the “Car Allowance and Commuting Expenses” column of the All Other Compensation Table on page 32 of this Proxy Statement.

Risk Management

Our incentive program rewards reasonable risk-taking, accomplished through both program design and Committee processes.

Program design features for Named Executive Officers that mitigate risk include the following:

•	Balanced mix of pay including base salary (fixed compensation) and annual (cash) and long-term (equity) incentives

•	Capped short-term incentives

•	Short-term incentive goals tied to financial goals of corporate-level strategic plan

•	Annual equity-based incentive grants without backdating or repricing

Committee processes mitigating risk include:

•	Overall administration of executive plans by the Committee

•	Reasonable short-term incentive goals

•	Financial performance objectives based upon budget objectives that are reviewed and approved by the Committee and the Board

•	Avoidance of steep payout cliffs

•	Ongoing and active discussion of the Committee with management regarding process on short-term and long-term goals

•	Committee authority to pay less than the maximum short-term incentive amount after assessing the overall contribution and performance of the executive officers

Other incentive programs at the Company either have similar characteristics or are small in amount.

Potential Payments upon Termination or Change in Control

The Company maintains an employment agreement with Mr. Campbell. The objectives of the employment agreement were to secure Mr. Campbell’s services by providing for certain benefits upon termination of employment, to retain such services through any period leading up to a change in control of the Company, and to protect the Company’s interests by imposing confidentiality, noncompetition, non-solicitation and other restrictive covenants. The agreement is designed to reward continuity of service on a timetable convenient to the Company rather than to Mr. Campbell. We choose to provide it to accomplish the objectives noted.

Under Mr. Campbell’s Employment Agreement, described in detail below, if the Company were to terminate Mr. Campbell without “just cause,” he would be entitled to receive (i) his base salary for the longer of one year from the date of termination or the remainder of the then-pending term of the Employment Agreement but not to exceed two years; (ii) any unpaid bonus amounts previously earned; and (iii) continued insurance coverage for one year from the date of such termination. In the event of a Material Change in Duties or a Change in Control, Mr. Campbell may elect to resign and receive (i) his base salary for twelve months following the date of the change of control; and (ii) a cash bonus equal to the prior year’s year-end cash bonus, plus any unpaid bonus amounts previously earned. Allowance of resignation upon a change of control reflects the high likelihood that a change of control will lead to a material change in duties in the CEO position. The payments due to Mr. Campbell in the event he is terminated without “just cause” or following a change in control are set forth in the “Termination without Cause” column of the 2012 Potential Payments upon Termination, Change of Control, Death and Disability Table on page 37 of this Proxy Statement.

Our other executive officers do not have employment contracts, and prior to 2013, were not covered under any form of change in control agreements. (See page 29 for a discussion of severance and change in control arrangements effective January 1, 2013.) However, during 2012 the executive officers were eligible to receive certain benefits in the event of specific termination of employment, including as a consequence of a change in control. Under the Company’s Annual Incentive Plan, any unpaid incentive amounts previously earned under this plan would be payable to any Named Executive Officer terminated without cause. In addition, under the Amended and Restated Plan, any non-vested restricted shares, options or other forms of equity-based compensation would vest upon a “Change in Control.” The market values of all non-vested restricted shares held by the Named Executive Officers as of December 31, 2012 which would vest upon a Change in Control are set forth in the “Change in Control” column of the 2011 Potential Payments Upon Termination, Change of Control, Death or Disability Table on page 37 of this Proxy Statement.

Tax and Accounting Implications

Deductibility of Executive Compensation. The Committee and management consider the accounting and tax effects of various compensation elements when designing our annual incentive and equity compensation plans and making other compensation decisions. Although the Committee designs the Company’s plans and programs to be tax-efficient and to minimize compensation expense, these considerations are secondary to meeting the overall objectives of the executive compensation program.

Section 162(m) of the Internal Revenue Code generally disallows a federal income tax deduction to public corporations for compensation greater than $1 million paid for any fiscal year to the corporation’s chief executive officer and to the three most highly compensated executive officers other than the chief executive officer or chief financial officer. However, certain forms of performance-based compensation are excluded from the $1 million deduction limit if specific requirements are met. It is the policy of the Committee to periodically evaluate the qualification of compensation for exclusion from the $1 million deduction limit under Section 162(m) of the Internal Revenue Code, while maintaining flexibility to take actions with respect to compensation that it deems to be in the interest of the Company and its shareholders which may not qualify for tax deductibility.

We account for stock-based compensation in accordance with generally accepted accounting principles. Consequently, stock-based compensation cost is measured at the grant date based on the fair value of the award in accordance with FASB ASC Topic 718. We generally recognize stock-based compensation expense ratably over the vesting period of each award except as required otherwise by FASB ASC Topic 718.

Employment Agreement with Bruce A. Campbell

There is an Employment Agreement between Bruce A. Campbell and the Company, which was effective October 30, 2007. This Employment Agreement was amended in December of 2008 to the extent necessary to make the Agreement comply with Section 409A of the Internal Revenue Code and the Treasury regulations promulgated under that section, which relate to nonqualified deferred compensation. The Employment Agreement was subsequently amended in February of 2009 to extend the term of the Agreement to December 31, 2012. (The Employment Agreement and all amendments thereto are referred to collectively as the “Employment Agreement”.) The term of the Employment Agreement automatically extends for additional one-year terms thereafter unless the Board of Directors or Mr. Campbell provide prior notice of non-renewal at least six months before the expiration of the then-pending term.

Under the Employment Agreement, Mr. Campbell received an annual base salary of no less than $400,000 until January 31, 2008 and effective February 1, 2008, his base salary increased to $500,000. The Employment Agreement was amended again on December 15, 2010. This third amendment to the Employment Agreement set Mr. Campbell’s annual base salary at not less than $500,000, subject to adjustment annually in the discretion of the Committee. Mr. Campbell is eligible under the Employment Agreement to receive an annual year-end cash bonus dependent upon the achievement of performance objectives by Mr. Campbell and the Company as established by the Committee. The third amendment to the Employment Agreement established that this year-end bonus may be paid in one or more installments, on or after December 1st of the measurement year but no later than March 15th of the following year. The Employment Agreement provides that Mr. Campbell will be entitled to the same fringe benefits as are generally available to the Company’s executive officers.

Under the Employment Agreement, Mr. Campbell was granted an initial award of 200,000 stock options effective October 30, 2007. These options vested equally over a three year period and are all now fully vested. These options have a five year term that expires October 30, 2012. The Employment Agreement also provides that the Company reserves the right to grant other long-term equity awards to Mr. Campbell under the Company’s stock incentive plans from time to time.

Under the Employment Agreement, the Company may terminate Mr. Campbell at any time with or without “just cause,” as defined in the Employment Agreement. If the Company should terminate Mr. Campbell without “just cause,” he would be entitled to receive (i) his base salary for the longer of one year from the date of termination or the remainder of the then-pending term of the Employment Agreement but not to exceed two years; (ii) any unpaid bonus amounts previously earned; and (iii) continued insurance coverage for one year from the date of such termination. Mr. Campbell would not be entitled to any unearned salary, bonus or other benefits if the Company were to terminate him for “just cause.”

Mr. Campbell also may terminate the Employment Agreement at any time; however, he would not be entitled to any unearned salary, bonus or other benefits if he does so absent circumstances resulting from a “change of control” or “material change in duties,” each defined in the Employment Agreement. In the event of a “change of control” or “material change in duties,” Mr. Campbell would have two alternatives. Mr. Campbell may resign and receive (i) his base salary for twelve months following the date of the “change of control” or “material change in duties,” (ii) a cash bonus equal to the prior year’s year-end cash bonus, plus any unpaid bonus amounts previously earned; (iii) any other payments due, including, among others, accrued and unpaid vacation pay; (iv) immediate acceleration of any stock options which are not then exercisable; and (v) continued insurance coverage for one year following the date of the “change of control” or “material change in duties.” Alternatively, Mr. Campbell could continue to serve as President and CEO of the Company for the duration of the term of the Employment Agreement or until he or the Company terminates the Employment Agreement. The Employment Agreement also contains non-competition and non-solicitation provisions which apply during his employment and for a period of thirty-six (36) months following termination of his employment.

While the Company does not have employment agreements with any of its other Named Executive Officers, the Company did adopt an executive severance and change and control plan in December of 2012, which became effective January 1, 2013, and provides for certain payments to its Named Executive Officers in the event of a termination or a change in control. This plan is discussed in greater detail on page 29 of the Proxy Statement under a Section entitled “Executive Severance and Change in Control Benefits”.

Prospective Information

In 2012, the Company took several actions that, although not effective until 2013, are intended to better enable the Company to achieve its compensation objectives including aligning the Company’s executives interests with the Company’s shareholders’ interests. Those actions taken in 2012 include the adoption of the following:

•	Recoupment (“clawback”) Policy

•	Executive Stock Ownership and Retention Guidelines

•	Severance and Change in Control Plan.

In February 2013, the Company also amended its Insider Trading Policy and the Amended and Restated Plan to better reflect its overall compensation philosophy, and modified its annual incentive award program to provide great differentiation in incentive opportunity among the Named Executive Officers and other eligible officers. Each of these actions is discussed in more detail below.

Recoupment Policy. On December 10, 2012, the Company adopted a discretionary incentive compensation clawback policy (the “Recoupment Policy”) that applies to its executive officers, including the Named Executive Officers, and certain other specified employees. This policy allows the Company to seek reimbursement with respect to incentive compensation paid or awarded to executive officers if the executive engaged in fraudulent or illegal conduct or dishonesty to the material detriment of the Company’s financial results, or if the executive’s employment is terminated for illegal conduct, gross negligence, willful misconduct or dishonesty that materially harms the business or reputation of the Company. Additionally, the Company can seek reimbursement under the Recoupment Policy if a determination is made that the Company is required to file an accounting restatement with the SEC that resulted from either the intentional misconduct of the executive officer or, regardless of the existence of intentional misconduct, results in a material negative revision of a financial or operating measure that was used to determine incentive compensation. The Recoupment Policy allows the Company to recover incentive compensation awarded to the affected executive officers, including, but not limited to, bonuses, annual, periodic or long-term cash incentive compensation, stock-based awards and the Company stock acquired thereunder, and sale proceeds realized from the sale of Company stock acquired through stock-based awards. All actions taken and decisions made relating to the Recoupment Policy are in the Committee’s sole and absolute discretion. The Company expects to update the Recoupment Policy when the regulations mandated by the Dodd-Frank Act are implemented by the Securities and Exchange Commission.

Executive Stock Ownership and Retention Guidelines. On December 10, 2012, the Company adopted executive stock ownership and retention guidelines (the “Ownership Guidelines”), to be effective January 1, 2013. These Ownership Guidelines are applicable to the Company’s executive officers, including the Named Executive Officers, and other executives holding a title of senior vice president or above. The Company’s Ownership Guidelines are designed to increase executives’ equity stakes in the Company and to align executives’ interests more closely with those of shareholders. The Ownership Guidelines require covered executives to own, and hold during their tenure with the Company, shares of the Company’s common stock sufficient in number to satisfy the relevant amount specified below as a multiple of the executive’s annual base salary:

Position	Value of Common Stock to be Owned
Chief Executive Officer	3 times base salary
Executive Vice Presidents and Senior Vice Presidents	2 times base salary
Chief Accounting Officer	1 times base salary

Until the executive achieves the applicable ownership level, he or she is required to retain 50% of the net number of shares of common stock acquired through Company-provided stock-based awards, the vesting of restricted stock awards, the delivery of shares in settlement of stock units or performance share awards, or the delivery of shares to the executive through any other incentive compensation arrangement of the Company. This retention requirement applies only to stock-based awards that are granted on or after January 1, 2013. No retention requirement applies under the Ownership Guidelines to shares acquired in excess of the requisite ownership level. Unvested restricted stock, unvested stock units, shares underlying unexercised stock options and unvested or unearned performance share awards or performance units do not count towards the stock ownership guidelines.

Executive Severance and Change In Control Benefits. On December 10, 2012, the Company adopted an executive severance and change in control plan (the “Severance Plan”), which became effective January 1, 2013. Each of the Named Executive Officers (other than the CEO whose severance is governed by the terms of his employment agreement), along with other senior officers of the Company, are participants in the Severance Plan. The objectives of the Severance Plan are to enhance the attraction and retention of executive talent during corporate upheaval, enable management to evaluate and support potential transactions that might be beneficial to shareholders even though the result would be a change in control of the Company, and obtain important corporate protections upon terminations of employment. The Severance Plan is designed to reward executives for remaining employed when their prospects for continued employment following a change in control or other corporate upheaval may be uncertain. We chose to adopt the plan to protect shareholder value in such events by increasing the possibility of retaining an intact management team.

Under the Severance Plan, each participant would receive severance benefits in the event his or her employment is involuntarily terminated by the Company (other than for cause or upon death or disability, as those terms are defined in the Severance Plan) or in the event the participant voluntarily terminates his or her employment for good reason (as defined in the Severance Plan). The circumstances that permit a participant to terminate employment for good reason and receive severance benefits after a change in control differ from the more limited circumstances that permit a termination of employment for good reason prior to or absent a change in control. Generally, eligible participants would be entitled to the severance benefits included in the chart below upon an involuntary termination of their employment, in addition to any accrued obligations (such as unpaid salary through the termination date) and vested amounts to which they may be entitled under the Company’s benefit plans:

General Severance Upon Involuntary Termination Absent a Change in Control	Severance Upon Involuntary Termination Within Two Years after a Change in Control

• a lump sum severance payment in an amount equal to one year of the participant’s annualized base salary	• a lump sum severance payment in an amount equal to two times the participant’s annualized base salary

• a pro-rata annual incentive for the fiscal year in which the termination occurs based on actual performance results	• a pro-rata target annual incentive for the fiscal year in which the termination occurs

•     a lump sum healthcare assistance payment in an amount equal to the excess of the monthly COBRA premium to provide the group medical, dental, vision, and/or prescription drug plan benefits the participant had been receiving before the termination above the monthly premium payable by active employees under the Company’s healthcare plan for similar coverage, multiplied by 12 months

•     a lump sum healthcare assistance payment in an amount equal to the excess of the monthly COBRA premium to provide the group medical, dental, vision, and/or prescription drug plan benefits the participant had been receiving before the termination above the monthly premium payable by active employees under the Company’s healthcare plan for similar coverage, multiplied by 24 months

• access to up to $20,000 of employer-paid outplacement services for 12 months following termination	• access to up to $20,000 of employer-paid outplacement services for 12 months following termination

The Severance Plan provides important protection the Company, as well. A condition to participating in the Severance Plan is the execution of a non-competition and non-solicitation agreement with respect to the Company’s employees and customers for a specified period following the termination of employment and covenants to protect the Company’s confidential information and trade secrets. In addition, any severance benefits payable under the Severance Plan are subject to the execution by the participant of a general release of claims against the Company and certain affiliated persons and entities. The Severance Plan does not provide for any tax gross-up payments to participants.

Amendment to Insider Trading Policy. On February 7, 2013, the Company amended its Insider Trading Policy to prohibit the Company’s executive officers from engaging in any form of hedging transaction. In addition, the policy was amended to prohibit, with limited exceptions, the Company’s executive officers from holding Company securities in margin accounts and from pledging Company securities as collateral for loans. We believe that these policies further align our executives’ interests with those of our shareholders.

Amendment to Forward Air Corporation Amended and Restated Stock Option and Incentive Plan. On February 7, 2013, the Company amended and restated the Amended and Restated Stock Option and Incentive Plan to incorporate certain provisions that reflect the current compensation philosophy of the Company’s Compensation Committee. Specifically, the Amended and Restated Plan prohibits the re-pricing or cash-out of underwater stock options and stock appreciation rights or their exchange for other awards without prior shareholder approval. It also clarifies that the taking of certain permitted actions affecting outstanding awards in the event of a change in control of the Company will in all cases be conditioned upon the consummation of the transaction giving rise to the change in control and will not be taken with respect to any awards that are subject to the provisions of Section 409A of the Internal Revenue Code (“Section 409A”) if the action would result in a violation of Section 409A. Finally, the amendments ensure that awards granted under the Amended and Restated Plan may be made subject to the Company’s Recoupment Policy on incentive compensation.

Annual Incentive Award. On February 7, 2013, the Company modified its annual incentive award program for its Named Executive Officers and other eligible executives. Traditionally, the Company set the payout levels under the annual cash incentive plan at the same percentage of base salary opportunity for each eligible executive regardless of position. For 2013, the Committee adjusted the plan to provide greater stratification of incentive opportunity among the plan participants. Specifically, the Company created three separate groups or tiers, with each group having a different percentage of base salary payout opportunity for achievement of the same operating income milestone on the incentive grid. The Company believes this stratification will provide enhanced performance-based incentives for its Named Executive Officers and executive team.

Compensation Committee Report on Executive Compensation

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) except to the extent that Forward Air Corporation specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act. The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

Submitted by:

Gary L. Paxton, Chairman
C. John Langley, Jr.
Ronald W. Allen
The Compensation Committee of the
Board of Directors

Summary Compensation Table

The following table shows the compensation earned in 2012, 2011 and 2010 by our Named Executive Officers.

Name & Principal Position	Year	Salary ($)	Stock Award(s) ($) (1)	Option Award(s) ($) (2)	Payments Under Non-Equity Incentive Plans ($) (3)	All Other Compensation ($) (4)	Total

Bruce A. Campbell Chairman, President and CEO	2012	$600,000	$666,598	$334,455	$145,800	$20,351	$1,767,204
	2011	550,000	725,698	395,596	467,500	18,221	2,157,015
	2010	500,000	—	823,780	550,000	15,321	1,889,101

Rodney L. Bell Senior Vice President and CFO	2012	302,560	219,945	110,368	73,522	16,452	722,847
	2011	281,923	239,470	130,544	247,285	16,599	915,821
	2010	268,070	—	411,890	304,776	16,693	1,001,429

Matthew J. Jewell Executive Vice President, CLO And Secretary	2012	302,560	219,945	110,368	73,522	15,700	722,095
	2011	281,923	239,470	130,544	247,285	13,886	913,108
	2010	268,070	—	411,890	304,776	13,982	998,718

Chris C. Ruble Executive Vice President, Operations	2012	346,580	219,945	110,368	84,219	14,635	775,747
	2011	324,250	239,470	130,544	283,263	12,716	990,243
	2010	317,949	—	411,890	366,576	13,394	1,109,809

Craig A. Drum Senior Vice President, Sales	2012	262,101	119,948	60,199	63,691	13,739	519,678
	2011	243,020	130,609	71,200	214,217	13,642	672,688
	2010	241,634	—	296,561	266,431	13,735	818,361

(1)	Represents the aggregate grant date fair value of non-vested restricted share and performance share awards determined in accordance with FASB ASC Topic 718. The grant date fair value for performance share awards reflected in the table is based on the probable outcome of performance conditions as of the grant date. The value of the performance share awards at the grant date assuming the highest level of the performance condition is achieved are as follows: Mr. Campbell: $544,814 in 2012 and $706,438 in 2011; Messrs. Bell, Jewell and Ruble: $179,753 in 2012 and $233,114 in 2011; and Mr. Drum: $98,027 in 2012 and $127,143 in 2011. The awards for which the aggregate grant date fair value is shown in this table include the awards described in the Grants of Plan-Based Awards for Fiscal 2012 Table on page 33 of this Proxy Statement. The assumptions used in determining the grant date fair values of these awards are set forth in the notes to the Company’s consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC.
(2)	Represents the aggregate grant date fair value of stock option awards. The fair values of these awards were determined in accordance with FASB ASC Topic 718. The awards for which the aggregate grant date fair value is shown in this table include the awards described in the Grants of Plan-Based Awards for Fiscal 2012 Table on page 33 of this Proxy Statement. The assumptions used in determining the grant date fair values of these awards are set forth in the notes to the Company’s consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC.
(3)	Represents cash incentives earned under the 2012 Annual Cash Incentive Plan
(4)	See the All Other Compensation Table on page 32 of this Proxy Statement for additional information.

All Other Compensation Table

The following table shows the components of “all other compensation” earned in 2012, 2011 and 2010 by the Named Executive Officers.

		Total All Other	Car Allowance and Commuting Expenses	401(k) Match	Dividends	Long-Term Disability Insurance
Name	Year	($)	($) (1)	($) (2)	($) (3)	($) (4)

Bruce A. Campbell	2012	$20,351	$10,089	$4,300	$3,100	$2,862
	2011	18,221	10,309	1,828	3,457	2,627
	2010	15,321	10,443	2,528	—	2,350

Rodney L. Bell	2012	16,452	11,716	2,291	1,023	1,422
	2011	16,599	11,620	2,471	1,141	1,367
	2010	16,693	11,287	4,146	—	1,260

Matthew J. Jewell	2012	15,700	9,000	4,255	1,023	1,422
	2011	13,886	9,000	2,378	1,141	1,367
	2010	13,982	9,000	3,722	—	1,260

Chris C. Ruble	2012	14,635	9,000	2,983	1,023	1,629
	2011	12,716	9,000	1,009	1,141	1,566
	2010	13,394	9,000	2,900	—	1,494

Craig A. Drum	2012	13,739	9,000	2,949	558	1,232
	2011	13,642	9,000	2,835	622	1,185
	2010	13,735	9,000	3,599	—	1,136

(1)	The Company provides a $9,000 annual car allowance plus reimbursement of certain commuting expenses to Named Executive Officers.
(2)	The amount shown represents the Company’s contributions to the 401(k) Plan.
(3)	Represents dividend payments during 2012 on all non-vested restricted shares held by the executive. These dividend payments are nonforfeitable.
(4)	Represents premiums paid by the Company for long-term disability insurance for officers of the Company.

Grants of Plan-Based Awards for Fiscal 2012

The following table shows the plan-based awards granted to the Named Executive Officers in 2012.

Name & Principal Position	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards			Estimated Future Shares to be Issued Under Equity Incentive Plan Awards (1)			All Other Stock Awards; Numbers of Stock (2), (4)(#)	All Other Option Awards; Numbers of Securities Underlying Options (3), (4) (#)	Exercise or Base Price of Option Awards (5)($/sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Bruce A. Campbell	2/7/2012	60,000	300,000	1,200,000
	2/7/2012				3,727	7,453	14,906				333,299
	2/7/2012							9,119			333,299
	2/7/2012								25,940	$36.55	334,455

Rodney L. Bell	2/7/2012	30,256	151,280	605,120
	2/7/2012				1,230	2,459	4,918				109,966
	2/7/2012							3,009			109,979
	2/7/2012								8,560	36.55	110,368

Matthew J. Jewell	2/7/2012	30,256	151,280	605,120
	2/7/2012				1,230	2,459	4,918				109,966
	2/7/2012							3,009			109,979
	2/7/2012								8,560	36.55	110,368

Chris C. Ruble	2/7/2012	34,658	173,290	693,160
	2/7/2012				1,230	2,459	4,918				109,966
	2/7/2012							3,009			109,979
	2/7/2012								8,560	36.55	110,368

Craig A. Drum	2/7/2012	26,210	131,051	524,202
	2/7/2012				671	1,341	2,682				59,969
	2/7/2012							1,641			59,979
	2/7/2012								4,669	36.55	60,199

(1)	Represents performance share awards granted under the Amended and Restated Plan. The performance shares cliff vest on the 30th day after the close of the three-year performance period that ends February 7, 2015 and the number of shares that vest will be based on the TSR of Forward Air Corporation stock compared to the TSR of a determined peer group. The grant date fair value for performance share awards is based on the probable outcome of the performance conditions on the grant date. See page 23 of this Proxy Statement for additional information.
(2)	Represents non-vested restricted shares granted under the Amended and Restated Plan.
(3)	Represents stock options granted under the Amended and Restated Plan.
(4)	Each grant vests equally over a three-year period with the first vesting occurring on the one-year anniversary of the grant date.
(5)	In accordance with the provisions of the Amended and Restated Plan the exercise price of stock option grants is set using the closing market price on the day of grant. In the event that there is no public trading of the Company’s common stock on the date of stock option grant, the exercise price will be the closing price on the most recent, prior date that the Company’s common stock was traded.

Outstanding Equity Awards at Fiscal Year-End

The following table shows information about outstanding equity awards at December 31, 2012.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)	Option Exercise Price ($)	Option Grant Date	Option Expiration Date	Number of Shares of Stock That Have Not Vested (2)	Market Value of Shares of Stock That Have Not Vested (3)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (4)	Equity Incentive Plan Awards: Market Value of Unearned Shares That Have Not Vested (3)

Bruce A. Campbell	172,453		$13.25	2/7/03	2/7/13
	45,001		20.21	10/27/03	10/27/13
	150,000		28.97	2/14/05	2/14/15
	100,000		31.65	2/11/07	2/11/14
	100,000		22.87	2/8/09	2/8/16
	66,667	33,333	22.47	2/7/10	2/7/17
	12,346	24,691	28.61	2/11/11	2/11/18
		25,940	36.55	2/7/12	2/7/19
						17,349	$607,388	39,598	$1,386,326

Rodney L. Bell	30,000		18.82	2/4/04	2/4/14
	112,500		28.97	2/14/05	2/14/15
	50,000		31.65	2/11/07	2/11/14
	45,000		29.44	2/10/08	2/10/15
	50,000		22.87	2/8/09	2/8/16
	33,333	16,667	22.47	2/7/10	2/7/17
	4,074	8,148	28.61	2/11/11	2/11/18
		8,560	36.55	2/7/12	2/7/19
						5,725	200,432	13,066	457,441

Matthew J. Jewell	30,000		18.82	2/4/04	2/4/14
	112,500		28.97	2/14/05	2/14/15
	50,000		31.65	2/11/07	2/11/14
	45,000		29.44	2/10/08	2/10/15
	50,000		22.87	2/8/09	2/8/16
	33,333	16,667	22.47	2/7/10	2/7/17
	4,074	8,148	28.61	2/11/11	2/11/18
		8,560	36.55	2/7/12	2/7/19
						5,725	200,432	13,066	457,441

Chris C. Ruble	101,416		28.97	2/14/05	2/14/15
	50,000		31.65	2/11/07	2/11/14
	45,000		29.44	2/10/08	2/10/15
	16,667		22.87	2/8/09	2/8/16
	33,190	16,667	22.47	2/7/10	2/7/17
	4,074	8,148	28.61	2/11/11	2/11/18
		8,560	36.55	2/7/12	2/7/19
						5,725	200,432	13,066	457,441

Craig A. Drum	50,000		31.65	2/11/07	2/11/14
	14,900		29.44	2/10/08	2/10/15
		12,000	22.47	2/7/10	2/7/17
		4,444	28.61	2/11/11	2/11/18
		4,669	36.55	2/7/12	2/7/19
						3,122	109,301	7,126	249,481

(1)	Each grant vests equally over a three-year period with the first vesting occurring on the one-year anniversary of the grant date.
(2)	The market value is based on the closing price of the Company’s common stock on Nasdaq on December 31, 2012 of $35.01.
(3)

Represents performance share awards granted under the Amended and Restated Plan. The performance shares cliff vest on the 30th day after the close of the three-year performance periods that end on February 11, 2014 and February 7, 2015. The number of shares that vest will be based on the TSR of Forward Air Corporation stock compared to the TSR of a determined peer group. See page 23 of this Proxy Statement for additional information. Shares presented represent the maximum available award as to date the related performance condition has exceeded the threshold for the maximum award.

Option Exercises and Stock Vested

The following table shows information about options exercised or shares acquired on vesting during 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($), (1)	Number of Shares Acquired on Vesting (#)	Value Realized Upon Vesting ($), (1)

Bruce A. Campbell	200,000	$687,960	4,116	$143,401

Rodney L. Bell	—	—	1,358	47,313

Matthew J. Jewell	21,500	315,481	1,358	47,313

Chris C. Ruble	11,227	71,256	1,358	47,313

Craig A. Drum	43,322	404,755	741	25,816

(1)	The value realized upon exercise or vesting is based on the current market price on the date of exercise or vesting.

2012 Potential Payments Upon Termination, Change of Control, Death or Disability

The following table shows the estimated benefits payable to each Named Executive Officer in the event of termination of employment or change of control of the Company. The amounts shown assume that a termination of employment or a change of control occurs on December 31, 2012. The amounts do not include payments or benefits provided under insurance or other plans that are generally available to all full-time employees.

Name & Principal Position	Termination without Cause ($) (1)	Death and Disability ($) (2)	Change of Control ($) (3)

Bruce A. Campbell
Employment Agreement	$611,707	$611,707	$1,079,207
Amended and Restated Plan	—	4,933,294	4,933,294

Total	$611,707	$5,545,001	$6,012,501

Rodney L. Bell (4)
Amended and Restated Plan	—	1,826,332	1,826,332

Matthew J. Jewell (4)
Amended and Restated Plan	—	1,826,332	1,826,332

Chris C. Ruble (4)
Amended and Restated Plan	—	1,826,332	1,826,332

Craig A. Drum (4)
Amended and Restated Plan	—	1,097,948	1,097,948

(1)	The Company entered into an Employment Agreement with Bruce Campbell effective October 30, 2007, the present term of which expires December 31, 2013 with one-year annual extensions thereafter absent a notice of non-renewal by the Company or Mr. Campbell. Under this Agreement, Mr. Campbell is entitled upon termination without “just cause” (as defined in the Agreement) to payment of his base salary for the longer of one (1) year, or the remainder of the Agreement term, payment of any bonus previously earned but unpaid, and one (1) year of health insurance continuation ($6,307 COBRA costs). Mr. Campbell is not entitled to any of these payments/benefits if he is terminated with “just cause” or he voluntarily resigns without a “Change in Control” or “Material Change in Duties,” as such terms are defined in the Agreement. The Company does not have employment agreements with any of its other Named Executive Officers.
(2)	Under his Employment Agreement, upon termination due to his disability or death, Mr. Campbell (or his spouse or estate in the event of death) is entitled to the same payments/benefits that Mr. Campbell is entitled to receive in the event of a termination without “just cause”; however, in the event of termination due to death, all such payments owed shall be made in a lump sum payment within 60 days of his death.
(3)	Under his Employment Agreement, upon a Change in Control (as defined in the Agreement), Mr. Campbell is entitled to payment of his base salary for one (1) year payable over the course of the twelve (12) months following the Change in Control ($600,000), payment of any bonus previously earned but unpaid ($5,400 unpaid at year-end under the Annual Incentive Plan), payment of an amount equal to the prior-year’s year-end bonus ($467,500) and one (1) year continuation of health insurance ($6,307 COBRA costs). The amounts in the Amended and Restated Plan rows for death, disability and Change in Control reflect unvested option, non-vested restricted shares and performance share awards detailed in the “Outstanding Equity Awards at Fiscal Year-End” table on pages 34-35, multiplied by the excess, if any, of the market price of our common stock on December 31, 2012 ($35.01) over the exercise price, if applicable, listed in the same table.
(4)

On December 10, 2012, the Company adopted an executive severance and change in control plan (the “Severance Plan”), effective January 1, 2013. The Severance Plan is applicable to selected employees of the Company, including the executive officers listed above (other than its Chief Executive Officer). The Severance Plan provides for the payment of severance benefits to participants in the event their employment is involuntarily terminated by the Company (other than for cause or upon death or disability, as defined by the Severance Plan) or by the participant for good reason (as defined in the Severance Plan) (collectively, “Involuntary Terminations”). Assuming a January 1, 2013, involuntary termination, under the Severance Plan the above officers, other than the Chief Executive Officer, would be entitled to the following severance benefits upon an Involuntary Termination, in addition to any accrued obligation and vested amounts to which they may be entitled under the Company’s benefit plans:

Name & Principal Position	Unpaid Annual Incentive (i)	Salary & Incentive (ii)	Healthcare (iii)	Placement Services (iv)	Total Severance

Rodney L. Bell
Termination without Cause	$2,723	$302,560	$14,219	$20,000	$339,502
Change of Control	2,723	907,680	28,438	20,000	958,841

Matthew J. Jewell
Termination without Cause	2,723	302,560	14,219	20,000	339,502
Change of Control	2,723	907,680	28,438	20,000	958,841

Chris C. Ruble
Termination without Cause	3,119	346,580	14,219	20,000	383,918
Change of Control	3,119	1,039,740	28,438	20,000	1,091,297

Craig A. Drum
Termination without Cause	2,359	262,101	5,739	20,000	290,199
Change of Control	2,359	786,303	11,478	20,000	820,140

i.	Represents unpaid cash incentives earned under the 2012 Annual Cash Incentive Plan as of January 1, 2013.
ii.	Participants are entitled to a lump sum severance payment in an amount equal to the participant’s annualized base salary in effect on his or her termination date if the termination date is prior to or absent a Change in Control, or equal to two times the sum of the participant’s base salary and target annual incentive (each determined as of the termination date) if the termination date is on or within two years following a Change in Control.
iii.	Participants are entitled to a lump sum healthcare assistance payment in an amount equal to the excess of the monthly COBRA premium to provide the group medical, dental, vision, and/or prescription drug plan benefits the participant had been receiving before the termination above the monthly premium payable by active employees under the Company’s healthcare plan for similar coverage, multiplied by 12 months if the termination date is prior to or absent a Change in Control, or by 24 months if the termination date is on or within two years following a Change in Control.
iv.	Participants are entitled to access to up to $20,000 of employer-paid outplacement services for 12 months following termination.

Audit Committee Report

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the 2012 Annual Report with management and the Company’s independent registered public accounting firm, Ernst & Young LLP, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee’s function is more fully described in its charter, which is available on the Company’s website at www.forwardair.com.

The Audit Committee reviews the charter on an annual basis. The Board annually reviews the definition of independence under Nasdaq’s listing standards for audit committee members and has determined that each member of the Committee meets that standard.

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, and applicable laws and regulations. Ernst & Young LLP is responsible for performing an independent audit and reporting on the consolidated financial statements of the Company and its subsidiaries and the effectiveness of the Company’s internal controls over financial reporting.

The Audit Committee has been updated quarterly on management’s process to assess the adequacy of the Company’s system of internal controls over financial reporting, the framework used to make the assessment, and management’s conclusions on the effectiveness of the Company’s internal controls over financial reporting. The Audit Committee has also discussed with representatives of Ernst & Young LLP the Company’s internal control assessment process and the firm’s audit of the Company’s system of internal controls over financial reporting.

The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2012 with the Company’s management and has discussed with Ernst & Young LLP the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, and as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee also discussed with Ernst & Young LLP its independence from management and the Company, and received Ernst & Young LLP’s written disclosures and letter pursuant to applicable requirements of the PCAOB regarding the independent accountant’s communication with the Audit Committee concerning independence. The Audit Committee further considered the compatibility of the non-audit services with maintaining Ernst & Young LLP’s independence.

In performing all of these functions, the Audit Committee acts in an oversight capacity. The Audit Committee reviews the Company’s quarterly reports on Form 10-Q and annual report on Form 10-K prior to filing with the SEC. In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for establishing and maintaining adequate internal controls over financial reporting and for preparing the financial statements, and other reports, and of the independent registered public accountants, who are engaged to audit and report on the consolidated financial statements of the Company and its subsidiaries and the effectiveness of the Company’s internal controls over financial reporting.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 for filing with the SEC.

C. Robert Campbell, Chair
G. Michael Lynch
Larry D. Leinweber

Independent Registered Public Accounting Firm

The Audit Committee has appointed Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for 2013, subject to ratification of the appointment by the shareholders of the Company. The fees billed by Ernst & Young LLP for services rendered to the Company and its subsidiaries in 2012 and 2011 were as follows:

	2012	2011

Audit Fees (1)	$803,790	$816,725

Audit Related Fees (2)	75,000	76,718

Tax Fees (2)	335,827	577,473

All Other Fees (2)	—	—

(1)	Includes fees and expenses related to the audit and interim reviews of the Company’s financial statements and the audit of the effectiveness of the Company’s internal controls over financial reporting for the fiscal year notwithstanding when the fees and expenses were billed or when the services were rendered.
(2)	Includes fees and expenses for services rendered from January through December of the fiscal year notwithstanding when the fees and expenses were billed.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax services and other services performed by the independent registered public accounting firm. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. The Audit Committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it. During 2012 and as of the date of this Proxy Statement, the Audit Committee pre-approved all of these services.

PROPOSAL 2 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for 2013. As in the past, the Board has determined that it would be desirable to request ratification of the appointment by the shareholders of the Company. If the shareholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider the appointment of the independent registered public accounting firm.

A representative of Ernst & Young LLP is not expected to be present at the Annual Meeting, and thus, is not expected to make a statement or be available to respond to questions.

Shareholder Vote Requirement

This Proposal will be approved if the votes cast in favor of the Proposal exceed the votes cast against it. Unless otherwise directed therein, the proxies solicited hereby will be voted for approval of Ernst & Young LLP.

The Board of Directors recommends that shareholders vote FOR ratification of appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2013.

PROPOSAL NO. 3 – ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

Introduction

The Company’s goal with respect to executive compensation is to provide a comprehensive package that is sufficient to attract, motivate and retain executives of outstanding ability, performance and potential. The Compensation Committee seeks to establish and maintain an appropriate relationship between executive compensation and the creation of shareholder value. The Compensation Committee believes that the most effective compensation program is one that provides competitive base pay, rewards the achievement of established annual and long-term goals and objectives, and provides incentives for retention. The Compensation Committee seeks a compensation program that is internally consistent and believes that pay differences among jobs should be commensurate with differences in the levels of responsibility between the Chief Executive Officer and the other Named Executive Officers.

We urge you to read the Compensation Discussion and Analysis section of this proxy statement for additional details on our executive compensation, including our compensation philosophy and objectives and the 2012 compensation of our Named Executive Officers.

We are asking you to vote on the adoption of the following resolution:

BE IT RESOLVED by the shareholders of Forward Air Corporation, that the shareholders approve the compensation of the Company’s Named Executive Officers as disclosed pursuant to Item 402 of Regulation S-K in the Company’s proxy statement for the 2013 Annual Meeting of Shareholders.

As an advisory vote, this Proposal is non-binding. Although the vote is non-binding, the Board of Directors and the Compensation Committee value the opinions of our shareholders, and will consider the outcome of the vote when making future compensation decisions for our Named Executive Officers.

Vote Required

The affirmative vote of a majority of the shares of common stock present or represented by proxy and voting on this Proposal No. 3 at the Annual Meeting is required for approval of this Proposal. Unless contrary instructions are received, shares of common stock represented by duly executed proxies will be voted for the adoption of the resolution approving the compensation of Named Executive Officers. If you own shares through a bank, broker, or other holder of record, you must instruct your bank, broker, or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this Proposal.

Recommendation of the Board of Directors

The Board of Directors recommends a vote FOR approval, on an advisory basis, of the compensation of the Named Executive Officers.

Other Matters

The Board of Directors knows of no other matters that may come before the meeting; however, if any other matters should properly come before the meeting or any adjournment thereof, it is the intention of the persons named in the proxy to vote the proxy in accordance with their best judgment.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act, and the disclosure requirements of Item 405 of Regulation S-K require the directors and executive officers of the Company, and any persons holding more than 10% of any class of equity securities of the Company, to report their ownership of such equity securities and any subsequent changes in that ownership to the SEC, Nasdaq and the Company. Based solely on a review of the reports that have been filed by or on behalf of such persons in this regard and written representations from our directors and named executive officers, we believe that all ownership reports were timely filed during 2012.

Deadline for Submission to Shareholders of Proposals to be Presented at the 2014 Annual Meeting of Shareholders

Any proposal intended to be presented for action at the 2014 Annual Meeting of Shareholders by any shareholder of the Company must be received by the Secretary of the Company at its principal executive offices not later than November 28, 2013 in order for such proposal to be considered for inclusion in the Company’s proxy statement and form of proxy relating to its 2014 Annual Meeting of Shareholders. Nothing in this paragraph shall be deemed to require the Company to include any shareholder proposal which does not meet all the requirements for such inclusion established by Rule 14a-8 of the Exchange Act.

For other shareholder proposals to be timely (but not considered for inclusion in the proxy statement for the 2014 Annual Meeting of Shareholders), a shareholder’s notice must be received by the Secretary of the Company not later than February 5, 2014 and the proposal and the shareholder must comply with Rule 14a-4 under the Exchange Act. In the event that a shareholder proposal intended to be presented for action at the next Annual Meeting is not received prior to February 5, 2014, proxies solicited by the Board of Directors in connection with the Annual Meeting will be permitted to use their discretionary voting authority with respect to the proposal, whether or not the proposal is discussed in the proxy statement for the Annual Meeting.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this Notice of 2013 Annual Meeting of Shareholders, Proxy Statement and 2012 Annual Report may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of each document to you if you write the Company’s Secretary at Forward Air Corporation, 430 Airport Road, Greeneville, Tennessee 37745, or call (423) 636-7000. If you want to receive separate copies of the Notice of Annual Meeting of Shareholders, Proxy Statement and Annual Report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or, if the shares are not held in “street name,” you may contact the Company at the above address and phone number.

Miscellaneous

It is important that proxies be returned promptly to avoid unnecessary expense. Therefore, shareholders who do not expect to attend the Annual Meeting in person are urged, regardless of the number of shares of common stock owned, to please vote and submit your proxy over the Internet, by telephone or by completing, signing, dating and returning the enclosed proxy in the envelope provided as promptly as possible. If you attend the meeting and desire to vote in person, you may do so even though you have previously sent a proxy.

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 is included within the Annual Report provided with this Proxy Statement. The Annual Report does not constitute a part of the proxy solicitation material. Copies of exhibits filed with the Form 10-K are available upon written request. Requests should be made in writing to Matthew J. Jewell, Secretary of the Company, at Forward Air Corporation, 430 Airport Road, Greeneville, Tennessee 37745. The Company’s filings with the SEC are also available, without charge, on our website (www.forwardair.com) as soon as reasonably practical after filing.

By Order of the Board of Directors,

Matthew J. Jewell
Executive Vice President,
Chief Legal Officer and Secretary

Greeneville, Tennessee

March 25, 2013

VOTE BY INTERNET - www.proxyvote.com
FORWARD AIR CORPORATION ATTN: LEGAL DEPARTMENT 430 AIRPORT ROAD GREENEVILLE, TN 37745	Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors		☐	☐	☐
Nominees
01	Bruce A. Campbell 02 C. Robert Campbell 03 C. John Langley, Jr. 04 Tracy A. Leinbach 05 Larry D. Leinweber
06	G. Michael Lynch 07 Ray A. Mundy 08 Gary L. Paxton

The Board of Directors recommends you vote FOR proposals 2 and 3.								For	Against	Abstain

2	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company;							☐	☐	☐

3	To approve, on an advisory basis, the compensation of the named executive officers.							☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

		Yes	No
Please indicate if you plan to attend this meeting		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, 10-K Wrap is/are available at www.proxyvote.com.

PROXY

FORWARD AIR CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF FORWARD AIR CORPORATION

The undersigned, having received the Notice of Annual Meeting of Shareholders and Proxy Statement, hereby appoints Bruce A. Campbell and Tracy A. Leinbach, and each of them, proxies with full power of substitution, for and in the name of the undersigned, to vote all shares of common stock of Forward Air Corporation owned of record by the undersigned on all matters which may come before the 2013 Annual Meeting of Shareholders to be held in Salon C, Atlanta Airport Marriott Gateway, 2020 Convention Center Concourse, Atlanta, GA 30337 on May 6, 2013, at 8:00 a.m., EDT, and any adjournments thereof, unless otherwise specified herein. The proxies, in their discretion, are further authorized to vote for the election of a person to the Board of Directors if any nominee named herein becomes unable to serve, or for good cause will not serve, on matters which the Board of Directors does not know a reasonable time before making the proxy solicitation will be presented at the meeting and on other matters which may properly come before the 2013 Annual Meeting and any adjournments thereof.

You are encouraged to specify your choice by marking the appropriate box (see reverse side). The proxies cannot vote these shares unless you sign and return this card.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted “FOR” all of the director nominees and “FOR” Proposals 2, and 3

Continued and to be signed on reverse side